                                                                    EXHIBIT 10.2



                         (First Union Credit Agreement)

         THIS CREDIT AGREEMENT (this "Agreement"), dated the ____ day of June, 1999, is made by and among JLG INDUSTRIES, INC., a Pennsylvania corporation ("JLG"), the Subsidiaries (as hereinafter defined) of JLG listed on Schedule 1 hereto (together with JLG, individually and collectively, "Borrowers"), the Lenders who are or may become a party to this Agreement, and FIRST UNION NATIONAL BANK, as Administrative Agent for the Lenders.

                              STATEMENT OF PURPOSE

         The Borrowers have requested, and the Lenders have agreed, to extend certain credit facilities to the Borrowers on the terms and conditions of this Agreement in order for the Borrowers to, among other things, (i) acquire one hundred percent of the stock of Gradall Industries, Inc. pursuant to a Tender Offer and Merger (as defined below), (ii) refinance certain existing indebtedness, and (iii) provide for additional working capital.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

I.

                                   DEFINITIONS

         A. Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

         "1934 Act" means the Securities Exchange Act of 1934, as amended.

         "Administrative Agent" means First Union in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to
Section 12.9.

         "Administrative Agent's Office" means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.1(c).

         "Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term control means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

         "Aggregate Commitment" means the aggregate amount of the Lenders' Commitments hereunder, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Commitment shall be Two Hundred Fifty Million Dollars ($250,000,000).

         "Agreement" means this Credit Agreement, together with the schedules and exhibits attached hereto, as amended, restated or otherwise modified.

         "Applicable Law" means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, requirements of Governmental Approvals and orders of courts, arbitrators (which have been entered and filed with a court of competent jurisdiction) or Governmental Authorities.

         "Applicable Margin" shall have the meaning assigned thereto in Section 4.1(c).

         "Application" means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

         "Assignment and Acceptance" shall have the meaning assigned thereto in
Section 13.10.

         "Available Commitment" means, as to any Lender at any time, an amount equal to (a) such Lender's Commitment less (b) such Lender's Extensions of Credit.

         "Base Rate" means, at any time, the higher of (a) the Prime Rate and
(b) the sum of (i) the Federal Funds Rate plus (ii) 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

         "Base Rate Loan" means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

         "Borrower" means individually, and "Borrowers" means collectively, JLG Industries, Inc., a Pennsylvania corporation, and each of its Subsidiaries set forth on Schedule 1 hereto, each in its capacity as a borrower hereunder.

         "Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Philadelphia, Pennsylvania and Charlotte, North Carolina, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

         "Capital Lease" means, with respect to JLG and its Subsidiaries, any lease of any property that is required, in accordance with GAAP, to be classified and accounted for as a capital lease on a Consolidated balance sheet of JLG and its Subsidiaries.

         "Change in Control" shall have the meaning assigned thereto in Section 11.1(i).

         "Closing Adjusted Net Worth" means eighty-five percent (85%) of Consolidated Net Worth of JLG and its Subsidiaries as of July 31, 1998.

         "Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Section 5.1 and Section 5.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

         "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified.

         "Commitment" means, as to any Lender, the obligation of such Lender to make Loans to and issue or participate in Letters of Credit issued for the account of the Borrowers hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2 hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

         "Commitment Percentage" means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment of all of the Lenders.

         "Consolidated" means, when used with reference to financial statements or financial statement items of JLG and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

         "Credit Facility" means the collective reference to the Revolving Credit Facility and the L/C Facility.

         "Debt" means, with respect to the Borrowers and their Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness, in each case for borrowed money having a stated maturity of greater than one year and including without limitation indebtedness with such stated maturity during the year preceding such stated maturity, including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person, (c) all obligations of any such Person as lessee under Capital Leases and under "synthetic" or similar leases, (d) all Debt of any other Person secured by a Lien on any asset of Borrowers and their Subsidiaries, (e) all Guaranty Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including without limitation any Reimbursement Obligation, and banker's acceptances issued for the account of any such Person, (g) all obligations incurred by any such Person pursuant to Hedging Agreements, and (h) Operating Lease Value under Operating Leases.

         "Default" means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

         "Dollars or $" means, unless otherwise qualified, dollars in lawful currency of the United States.

         "EBIT" means, for the most recent Rolling Period, Consolidated net income of JLG and its Subsidiaries for such period, plus interest expense and taxes for such period, in each case as defined in accordance with GAAP and, if applicable, to the extent each has been deducted in determining net income.

         "EBITDA" means, for the most recent Rolling Period, Consolidated net income of JLG and its Subsidiaries for such period, plus interest expense, taxes, depreciation and amortization for such period, in each case as defined in accordance with GAAP and, if applicable, to the extent each has been deducted in determining net income. Notwithstanding anything to the contrary set forth herein, if for any Rolling Period, a Borrower shall have consummated an acquisition of a business, EBITDA shall be calculated on a pro forma basis as if the acquisition had taken place on the first day of such Rolling Period.

         "Eligible Assignee" means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus in excess of $500,000,000, (b) a commercial bank organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country, having combined capital and surplus in excess of $500,000,000, (c) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $1,000,000,000, (d) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender), (e) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, or (f) any other Person that has been approved in writing as an Eligible Assignee by the Borrower and the Administrative Agent.

         "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which is maintained or sponsored by, contributed to or covering employees of any Borrower or any ERISA Affiliate.

         "Environmental Laws" means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, requirements of Governmental Approvals and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

         "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified.

         "ERISA Affiliate" means any Person who together with any Borrower or Subsidiary is treated as a single employer within the meaning of Section 414(b),
(c), (m) or (o) of the Code or Section 4001(b) of ERISA.

         "Eurodollar Reserve Percentage" means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

         "Event of Default" means any of the events specified in Section 11.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

         "Extensions of Credit" means, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding , (b) such Lender's Commitment Percentage of the L/C Obligations then outstanding and (c) such Lender's Commitment Percentage of the Swingline Loans then outstanding (if any).

         "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

         "Federal Funds Rate" means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then Federal Funds Rate shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Philadelphia time). Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.

         "First Union" means First Union National Bank, a national banking association, and its successors.

         "Fiscal Year" means the fiscal year of JLG and its Subsidiaries ending on July 31.

         "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the United States Financial Accounting Standards Board, as from time to time in effect consistently applied and maintained on a consistent basis for the Borrowers and their Subsidiaries throughout the period indicated.

         "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

         "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Gradall" means Gradall Industries, Inc., a Delaware corporation.

         "Guaranty Obligation" means, with respect to the Borrowers and their Subsidiaries, without duplication: (i) any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt of any other Person, (ii) any obligation, direct or indirect, contingent or otherwise, of any such Person to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, securities or services for less than fair value, to take-or-pay, or to maintain financial statement condition or otherwise) or (iii) any obligation, direct or indirect, contingent or otherwise, of any such Person entered into primarily for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

         "Hazardous Materials" means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Applicable Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Applicable Law, (d) the discharge or emission or release of which requires a permit or license under any Applicable Law or other Governmental Approval, (e) which are deemed to constitute a nuisance, a trespass or pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

         "Hedging Agreement" means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement, including without limitation any swap agreement (as defined in 11 U.S.C. Section 101), or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrower, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

         "Interest Coverage Ratio" means, as of any date of determination, with respect to JLG and its Subsidiaries, the ratio of EBIT, for the most recent Rolling Period, to Interest Expense, for the most recent Rolling Period, in each case as defined in accordance with GAAP.

         "Interest Expense" means, for any period, total interest expense (including, without limitation, interest expense attributable to Capital Leases) determined on a Consolidated basis, without duplication, for JLG and its Subsidiaries in accordance with GAAP.

         "Interest Period" shall have the meaning assigned thereto in Section 4.1(b).

         "Issuing Lender" means First Union, in its capacity as issuer of any Letter of Credit, or any successor thereto.

         "L/C Commitment" means the lesser of (a) Twenty-Five Million Dollars ($25,000,000) and (b) the Aggregate Commitment.

         "L/C Facility" means the letter of credit facility established pursuant to Article III hereof.

         "L/C Obligations" means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

         "L/C Participants" means the collective reference to all the Lenders other than the Issuing Lender.

         "Lender" means each Person executing this Agreement as a Lender as set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.10.

         "Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Commitment Percentage of the Loans as set forth in Schedule 2 or as specified from time to time.

         "Letters of Credit" shall have the meaning assigned thereto in Section 3.1.

         "Leverage Ratio" means, as of any date of determination, with respect to JLG and its Subsidiaries, the ratio of Total Funded Debt to EBITDA for the most recent Rolling Period.

         "LIBOR" means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to the applicable Interest Period which appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest one-hundredth of one percent (1/100%)). If, for any reason, such rate does not appear on Telerate Page 3750, then LIBOR shall be determined by the Administrative Agent to be the arithmetic average (rounded upward, if necessary, to the nearest one-hundredth of one percent (1/100%)) of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable Loan.

         "LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

         LIBOR Rate =                           LIBOR
                                ----------------------------------
                                1.00-Eurodollar Reserve Percentage

         "LIBOR Rate Loan" means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

         "Loans" means the collective reference to the Revolving Credit Loans and the Swingline Loans and "Loan" means any of such Loans.

         "Loan Documents" means, collectively, this Agreement, the Notes, the Applications, the Letters of Credit and each other document, instrument, certificate and agreement (but excluding any Hedging Agreement) executed and delivered by any Borrower, or any Subsidiary in connection with this Agreement, all as may be amended, restated or otherwise modified.

         "Material Adverse Effect" means, with respect to the Borrowers or any of their Subsidiaries, a material adverse change since July 31, 1998 on the properties, business, prospects, operations or condition (financial or otherwise) of JLG and its Subsidiaries on a Consolidated basis or which would be reasonably likely to impair the ability of JLG or any of its Subsidiaries on a Consolidated basis to perform its obligations under the Loan Documents in each case to which it is a party.

         "Material Contract" means (a) any contract or other agreement, written or oral, of any Borrower or any Subsidiary involving monetary liability of or to any such Person in an amount in excess of $10,000,000 per annum; or (b) any other contract or agreement, written or oral, of any Borrower or any Subsidiary, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

         "Material Subsidiary" means any Subsidiary which either: (i) comprised five percent (5%) or more of the assets of JLG and its Subsidiaries on a Consolidated basis as of the most recent date for which a balance sheet has been delivered (or is required to have been delivered) hereunder, or (ii) was responsible for five percent (5%) or more of EBITDA for the most recent Rolling Period.

         "Merger" means the acquisition of Gradall by JLG resulting from the merger of JLG Acquisition Corp. into Gradall, as described in the Merger Agreement.

         "Merger Agreement" means the Agreement and Plan of Merger dated as of May 10, 1999, by and among JLG, JLG Acquisition Corp. and Gradall.

         "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "Net Worth" means, as of any date of determination, the Consolidated total assets of JLG and its Subsidiaries, less the Consolidated total liabilities and deferred items of JLG and its Subsidiaries, in each case as defined in accordance with GAAP.

         "Notes" means the collective reference to the Revolving Credit Notes and Swingline Note and "Note" means any of such Notes.

         "Notice of Account Designation" shall have the meaning assigned thereto in Section 2.3(b).

         "Notice of Borrowing" shall have the meaning assigned thereto in
Section 2.3(a).

         "Notice of Conversion/Continuation" shall have the meaning assigned thereto in Section 4.2.

         "Notice of Prepayment" shall have the meaning assigned thereto in
Section 2.4(c).

         "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all payment and other obligations owing by the Borrowers to any Lender or the Administrative Agent under any Hedging Agreement with any

Lender (which such Hedging Agreement is permitted hereunder), and (d) all other fees and commissions (including reasonable attorney's fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrowers to the Lenders or the Administrative Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, liquidated or unliquidated, and whether or not evidenced by any note, in each case pursuant to the terms of this Agreement, any Note, any Letter of Credit or any of the other Loan Documents.

         "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 7.2.

         "Operating Lease" means individually, and "Operating Leases" means collectively, a lease that has a fixed term of no less than two years, which fixed term may not be cancelled or otherwise terminate at the option of the Borrower or Subsidiary as lessee earlier than the latest possible date of termination without the imposition of a penalty on such lessee.

         "Operating Lease Value" means, as of any date of determination, the amount of all payments required to be made by the Borrower or Subsidiary as lessee under the terms of any Operating Lease during the remaining fixed term thereof, discounted to present value using a discount rate of ten percent (10%).

         "Other Taxes" shall have the meaning assigned thereto in Section
4.11(b).

         "Overdraft Facility Debt" means the indebtedness of JLG, Fulton International, Inc., JLG Equipment Services, Inc., and JLG Manufacturing, LLC in the aggregate maximum principal amount outstanding of Twenty Million Dollars ($20,000,000) in order to provide for banking overdraft protection and other working capital needs, which agreement evidencing such indebtedness shall contain covenants and events of default no more restrictive than those contained herein.

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

         "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or
Section 412 of the Code and which is maintained or sponsored by, contributed to, or covering employees of any Borrower, Subsidiary or ERISA Affiliate.

         "Person" means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

         "PIDA" means the Pennsylvania Industrial Development Authority.

         "PIDA Debt" means the secured indebtedness of a Borrower to PIDA, the Bedford County Pennsylvania Industrial Authority and the Fulton County Pennsylvania Industrial Authority in the maximum aggregate principal amount of $3,615,198 as evidenced by the following loan agreements: (i) Loan Agreement with PIDA dated as of April 18, 1989 in the original principal amount of $465,198; (ii) Loan Agreement with PIDA dated as of May 28, 1997 in the original principal amount of $2,000,000; (iii) Loan Agreement with Bedford County Pennsylvania Industrial Authority dated as of July 10, 1989 in the original principal amount of $369,000; and (iv) Loan Agreement with Fulton County Pennsylvania Industrial Authority dated as of April 18, 1989 in the original principal amount of $781,000.

         "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by First Union as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by First Union as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

         "Register" shall have the meaning assigned thereto in Section 13.10(d).

         "Reimbursement Obligation" means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

         "Required Lenders" means, at any date, any combination of holders of at least fifty-one percent (51%) of the aggregate unpaid principal amount of the Notes, or if no amounts are outstanding under the Notes, any combination of Lenders whose Commitment Percentages aggregate to at least fifty-one percent (51%).

         "Responsible Officer" means any of the following: the chief executive officer, chief financial officer, or general counsel of JLG or any other officer of JLG designated in writing by any of the foregoing officers and reasonably acceptable to the Administrative Agent.

         "Revolving Credit Facility" means the revolving credit facility established pursuant to Article II hereof.

         "Revolving Credit Loans" means any revolving loan made to the Borrowers pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

         "Revolving Credit Notes" means the collective reference to the Revolving Credit Notes made by the Borrowers payable to the order of each Lender, substantially in the form of Exhibit A-1 hereto, evidencing the Revolving Credit Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part; "Revolving Credit Note" means any of such Revolving Credit Notes.

         "Rolling Period" means, as of any date, the most recent four (4) consecutive fiscal quarters of JLG and its Subsidiaries completed on or before such date.

         "Share Purchase" means the purchase of an amount of shares of Common Stock of Gradall which constitutes more than 50% of the voting power of Gradall by JLG Acquisition Corp. pursuant to the terms of the Tender Offer.

         "Subordinated Debt" means the Debt of JLG [or any Subsidiary] designated as "Subordinated Debt", which shall not, in any event, exceed One Hundred Fifty Million Dollars ($150,000,000) in principal amount outstanding at any time and which satisfies the following conditions:

                  (i) such Debt is unsecured and is not guaranteed by any other Borrower or Subsidiary;

                  (ii) no payment of the principal of such Debt is due prior to the Termination Date;

                  (iii) the covenants in respect of such Debt will be no more restrictive than the covenants under this Agreement, and the events of default in respect of such Debt will be no more extensive than the Events of Default hereunder; provided, that a payment default in respect of such Debt may be a default or event of default in respect of such Debt;

                  (iv) in the event of a bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding-up or similar event with respect to any Borrower or any Subsidiary, the Obligations must be paid in full in cash before any payment is made with respect to the principal of, premium, if any, interest or other amounts, if any, payable in respect of such Debt; and

                  (v) no cash payments may be made with respect to such Debt during the continuance of a payment default with respect to any of the Obligations and, during the continuance of any other Default or Event of Default, no payment may be made with respect to such Debt until such Default or Event of Default is cured (or if not cured, until such Default or Event of Default has been continuing for more than 179 days after the Administrative Agent notifies Borrowers that payments on such Debt are to be suspended until such Default or Event of Default is cured).

         "Subsidiary" means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by, such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrowers.

         "Swingline Commitment" means the lesser of (a) Twenty Million Dollars ($20,000,000) and (b) the Aggregate Commitment.

         "Swingline Lender" means First Union in its capacity as swingline lender hereunder.

         "Swingline Loan" means any swingline loan made by the Swingline Lender to the Borrowers pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

         "Swingline Note" means the Swingline Note made by the Borrowers payable to the order of the Swingline Lender, substantially in the form of Exhibit A-2 hereto, evidencing the Swingline Loans, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

         "Swingline Termination Date" means the first to occur of (a) the resignation of First Union as Administrative Agent in accordance with Section
12.9 and (b) the Termination Date.

         "Taxes" shall have the meaning assigned thereto in Section 4.11(a).

         "Tender Offer" means the tender offer by JLG to purchase one hundred percent (100%) of the shares of stock of Gradall made on May 17, 1999 as set forth in the Schedule 14D-1 of JLG Acquisition Corp. and JLG as filed with the Securities and Exchange Commission.

         "Termination Date" means the earliest of: (i) June 18, 2004; (ii) the date of termination by the Borrowers pursuant to Section 2.6(a); or (iii) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a).

         "Termination Event" means: (a) a reportable event described in Section 4043 of ERISA for which notice is not waived with respect to the Borrower or any ERISA Affiliate, or (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) with respect to a Pension Plan that does not satisfy the requirements for a standard termination under Section 4041(b) of ERISA, the termination of such a Pension Plan, the filing of a notice of intent to terminate such a Pension Plan or the treatment of such a Pension Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan but only if such partial or complete withdrawal results in the Borrower or ERISA Affiliate incurring a withdrawal liability under Section 4201 of ERISA, or (g) the imposition of a Lien on the property or assets of the Borrower or an ERISA Affiliate pursuant to Section 412 of the Code or Section 302 of ERISA, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan in which the Borrower or any ERISA Affiliate has an obligation to contribute under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan in which the Borrower or any ERISA Affiliate has an obligation to contribute under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan in which the Borrower or any ERISA Affiliate has an obligation to contribute under Section 4042 of ERISA.

         "Total Funded Debt" means, as of the date of determination, the aggregate principal amount of all Debt of JLG and its Subsidiaries on a Consolidated basis, together with all indebtedness for borrowed money having a maturity of one year or less; provided, however, that the portions of Debt described in clauses (b), (d), (e), (f) (but not Reimbursement Obligations), (g) and (h) of the definition of Debt set forth in this Section 1.1 shall be excluded from Total Funded Debt.

         "Uniform Customs" the Uniform Customs and Practice for Documentary Credits (1994 Revision), International Chamber of Commerce Publication No. 500.

         "UCC" means the Uniform Commercial Code as in effect in the Commonwealth of Pennsylvania, as amended, restated or otherwise modified.

         "United States" means the United States of America.

         "Wholly-Owned" means, with respect to a Subsidiary, that all of the shares of capital stock or other ownership interests of such Subsidiary are, directly or indirectly, owned or controlled by a Borrower and/or one or more of a Borrower's Wholly-Owned Subsidiaries.

         "Year 2000 Compliant" means, as to any computer system or application or micro-processor dependent good or equipment, that it is designed and intended to be used prior to, during and after the calendar year 2000 AD and that it will operate during each such time period without error relating to date data or date information, specifically including any error relating to, or the product of, date data or date information that represents or references different centuries or more than one century.

         B. General. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to Philadelphia time shall refer to the applicable time of day in Philadelphia, Pennsylvania.

         C. Other Definitions and Provisions

                  a. Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

                  b. Accounting Terms. Except as otherwise provided herein, financial and accounting terms used in the foregoing definitions or elsewhere in this Agreement shall be defined in accordance with GAAP. In the event that any future change in GAAP, in and of itself, materially affects the Borrowers' compliance with any financial covenant contained herein Borrowers and the Administrative Agent shall use commercially reasonable efforts to modify such covenant in order to account for such change and to secure for Lenders the intended benefits of such covenant.

                  c. Miscellaneous. The words hereof, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

II.                         REVOLVING CREDIT FACILITY

         A. Revolving Credit Loans

                  Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Credit Loans to the Borrowers from time to time from the Closing Date through the Termination Date as requested by the Borrowers in accordance with the terms of Section 2.3; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Aggregate Commitment less the sum of all outstanding Swingline Loans and L/C Obligations and (b) the principal amount of outstanding Revolving Credit Loans from any Lender to the Borrowers shall not at any time exceed such Lender's Commitment less such Lender's Commitment Percentage of outstanding L/C Obligations and Swingline Loans (if any). Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender's Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Revolving Credit Loans hereunder until the Termination Date. The obligations of Borrowers under the Revolving Credit Loans are and shall be joint and several.

         B. Swingline Loans

                  a. Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Aggregate Commitment less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (ii) the Swingline Commitment. The obligations of Borrowers under the Swingline Loans are and shall be joint and several.

                  b. Refunding.

                           (1) Swingline Loans shall be refunded by the Lenders
on demand by the Swingline Lender. Such refundings shall be made by the Lenders in accordance with their respective Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 2:00 p.m. (Philadelphia time) on the next succeeding Business Day after such demand is made. No Lender's obligation to fund its respective Commitment Percentage of a Swingline Loan shall be affected by any other Lender's failure to fund its Commitment Percentage of a Swingline Loan, nor shall any Lender's Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage.

                           (2) The Borrowers shall pay to the Swingline Lender
within one (1) Business Day following demand the full amount of such outstanding Swingline Loans if amounts received from the Lenders other than the Swingline Lender are not sufficient to repay in full the portion of the outstanding Swingline Loans in excess of the Commitment Percentage of the Swingline Lender (the "Excess Swingline Amount") requested or required to be refunded. In addition, the Borrowers hereby authorize the Administrative Agent to charge any account maintained with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the Excess Swingline Amount requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrowers from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrowers pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received actual notice and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

                           (3) Each Lender acknowledges and agrees that its
obligation to refund Swingline Loans in accordance with the terms of this
Section 2.2 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.2, one of the events described in Section 11.1(j) or (k) shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Commitment Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender's participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded).

         C. Procedure for Advances of Revolving Credit and Swingline Loans

                  a. Requests for Borrowing. JLG, on behalf of the Borrowers, shall give the Administrative Agent irrevocable prior written notice in the form attached hereto as Exhibit B (a Notice of Borrowing ) not later than 11:00 a.m. (Philadelphia time) (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) on the third (3rd) Business Day before each LIBOR Rate Loan of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be in an amount equal to the amount of the Aggregate Commitment then available to the Borrowers, or if less, (x) with respect to Base Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principle amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. Notices received after 11:00 a.m. (Philadelphia time) shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

                  b. Authority of JLG. Each of the Borrowers hereby irrevocably authorizes and requests that JLG execute all Notices of Borrowing, make all elections as to interest rates and take any other actions required of or permitted by the Borrowers under this Agreement, on its respective behalf, in each case with the same force and effect as if such Borrower had executed such Notice of Borrowing, made such election or taken such other action itself. Any request, application or other communication by JLG may be relied on by the Administrative Agent and the Lenders, and any communication by the Administrative Agent and Lenders shall be made to JLG, and shall be binding on each Borrower, jointly and severally, as fully as if such request, application or other communication were made directly by or to each such Borrower.

                  c. Disbursement of Revolving Credit and Swingline Loans. Not later than 2:00 p.m. (Philadelphia time) on the proposed borrowing date, (i) each Lender will make available to the Administrative Agent, for the account of the Borrowers, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender's Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrowers, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrowers hereby irrevocably authorize the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.3 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrowers identified in the most recent notice substantially in the form of Exhibit C hereto (a "Notice of Account Designation") delivered by the Borrowers to the Administrative Agent or as may be otherwise agreed upon by the Borrowers and the Administrative Agent from time to time. Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.3 to the extent that any Lender has not made available to the Administrative Agent its Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(b).

         D. Repayment of Loans

                  a. Repayment on Termination Date. The Borrowers shall repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Termination Date, and (ii) all Swingline Loans in accordance with Section 2.2(b), together, in each case, with all accrued but unpaid interest thereon.

                  b. Mandatory Repayment of Excess Loans. If at any time the outstanding principal amount of all Loans exceeds the Aggregate Commitment less the sum of all outstanding L/C Obligations and Swingline Loans, the Borrowers shall repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, Revolving Credit Loans and Swingline Loans, and furnish cash collateral reasonably satisfactory to the Administrative Agent and/or repay the L/C Obligations in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of the L/C Obligations and third to the principal amount of outstanding Revolving Credit Loans. Such cash collateral shall be applied in accordance with Section 11.2(b). Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

                  c. Optional Repayments. The Borrowers may at any time and from time to time repay the Loans, in whole or in part, upon at least three (3) Business Days irrevocable notice to the Administrative Agent with respect to LIBOR Rate Loans and same Business Day irrevocable notice with respect to Base Rate Loans and Swingline Loans, in the form attached hereto as Exhibit D (a Notice of Prepayment) specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in a whole multiple of $250,000 with respect to Base Rate Loans, $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans and $500,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. Each such repayment with respect to any LIBOR Rate Loan shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof. Any repayment of the Loans will not affect the Borrowers' obligation to continue making payments as required under any Hedging Agreement.

                  d. Limitation on Repayment of LIBOR Rate Loans. The Borrowers may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

         E. Notes

                  a. Revolving Credit Notes. Each Lender's Revolving Credit Loans and the obligation of the Borrowers to repay such Revolving Credit Loans shall be evidenced by separate Revolving Credit Note executed by the Borrowers payable to the order of such Lender, representing the Borrowers' obligation to pay such Lender's Commitment or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made and to be made by such Lender to the Borrowers hereunder, plus interest and all other fees, charges and other amounts due thereon in accordance with the terms of this Agreement or any other Loan Document. Each Revolving Credit Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1.

                  b. Swingline Notes. The Swingline Loans and the obligations of the Borrowers to repay such Swingline Loans shall be evidenced by a Swingline Note executed by the Borrowers payable to the order of the Swingline Lender, representing the Borrowers' obligation to pay the Swingline Lender's Swingline Commitment or, if less, the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the Borrowers hereunder, plus interest on such principal amounts and all other fees, charges and other amounts due thereon in accordance with the terms of this Agreement or any other Loan Document. The Swingline Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1.

         F. Permanent Reduction of the Aggregate Commitment

                  a. Voluntary Reduction. The Borrowers shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Aggregate Commitment at any time or (ii) portions of the Aggregate Commitment, from time to time, in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof.

                  b. Each permanent reduction permitted pursuant to this Section
2.6 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Extensions of Credit of the Lenders after such reduction to the Aggregate Commitment as so reduced and if the Aggregate Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrowers shall be required to deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Any reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding Obligations (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Commitments and Credit Facility. Such cash collateral shall be applied in accordance with Section 11.2(b). If the reduction of the Aggregate Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

         G. Termination of Credit Facility The Credit Facility shall terminate on the Termination Date.

         H. Use of Proceeds The Borrowers shall use the proceeds of the Extensions of Credit (a) to fund the purchase of an amount of shares of common stock of Gradall which constitutes more than 50% of the voting power of Gradall,
(b) to refinance certain existing indebtedness, and (c) for working capital and general corporate requirements of the Borrowers and their Subsidiaries, including without limitation the payment of certain fees and expenses incurred in connection with the transactions contemplated hereby.

III.                        LETTER OF CREDIT FACILITY

         A. L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in
Section 3.4(a), agrees to issue standby letters of credit ("Letters of Credit") for the account of the Borrowers on any Business Day from the Closing Date through but not including the Termination Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the Available Commitment of any Lender would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $100,000,

(ii) be a standby letter of credit issued to support obligations of any Borrower or any Subsidiary, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date no later than the first anniversary of the issuance of such Letter of Credit, which date shall in no event be later than the Termination Date, and (iv) be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the Commonwealth of Pennsylvania. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.

         B. Procedure for Issuance of Letters of Credit. JLG, on behalf of the Borrowers, may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent's Office an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrowers. The Issuing Lender shall promptly furnish to the Borrowers a copy of such Letter of Credit and promptly notify each Lender of the issuance and, upon request by any Lender, furnish to such Lender a copy of such Letter of Credit, and the amount of such Lender's participation therein.

         C. Commissions and Other Charges

                  a. The Borrowers shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each outstanding Letter of Credit in an amount equal to the Applicable Margin at the time of issuance of such Letter of Credit on a per annum basis on the face amount of such Letter of Credit. Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Termination Date.

                  b. In addition to the foregoing commission, the Borrowers shall pay the Issuing Lender an issuance fee of one-eighth of one percent (1/8%) per annum on the face amount of each Letter of Credit, payable quarterly in arrears on the last Business Day of each calendar quarter and on the Termination Date.

                  c. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received by the Administrative Agent in accordance with their respective Commitment Percentages.

         D. L/C Participations

                  a. The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

                  b. Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (Philadelphia time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Philadelphia time) on any Business Day, such payment shall be due on the following Business Day.

                  c. Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit, whether directly from the Borrower or otherwise, or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

         E. Reimbursement Obligation of the Borrowers. The Borrowers agree to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrowers of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this Article III from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans; provided, however, that if the Borrowers fail to reimburse the Issuing Lender by the third Business Day following the notice referred to in this Section 3.5, the Base Rate Loan referred to above shall, from the initial date due until paid, bear interest at the default rate set forth in Section 4.1(d) hereof. If the Borrowers fail to timely reimburse the Issuing Lender on the date the Borrowers receive the notice referred to in this
Section 3.5, the Borrowers shall be deemed to have timely given a Notice of Borrowing hereunder to the Administrative Agent requesting the Lenders to make a Base Rate Loan on such date in an amount equal to the amount of such drawing and, regardless of whether or not the conditions precedent specified in Article V have been satisfied, the Lenders shall make Base Rate Loans in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.

         F. Obligations Absolute. The Borrowers' obligations under this Article III (including without limitation the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrowers may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit. The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrowers' Reimbursement Obligation under
Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the UCC, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender to the Borrowers. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

         G. Effect of Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

IV.                          GENERAL LOAN PROVISIONS

         A. Interest

                  a. Interest Rate Options. Subject to the provisions of this
Section 4.1, at the election of the Borrowers, the aggregate principal balance of (i) the Revolving Credit Notes or any portion thereof shall bear interest at
(A) the Base Rate or (B) the LIBOR Rate plus the Applicable Margin as set forth in Section 4.1(c); provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date and (ii) any Swingline Loan shall bear interest at the Base Rate. JLG shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.3 or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Each Loan or portion thereof bearing interest based on the Base Rate shall be a Base Rate Loan, and each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a LIBOR Rate Loan. Any Loan or any portion thereof as to which JLG has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

                  b. Interest Periods. In connection with each LIBOR Rate Loan, JLG, by giving notice as described in Section 4.1(a), shall elect an interest period (each, an "Interest Period") to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months with respect to each LIBOR Rate Loan; provided that:

                           (1) the Interest Period shall commence on the date of
advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

                           (2) if any Interest Period would otherwise expire on
a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                           (3) any Interest Period with respect to a LIBOR Rate
Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

                           (4) no Interest Period shall extend beyond the
Termination Date; and

                           (5) there shall be no more than six (6) LIBOR Rate
Loans outstanding at any time.

                  c. Applicable Margin. The Applicable Margin provided for in
Section 4.1(a) with respect to the Loans (the "Applicable Margin") shall (i) on the Closing Date through the last day of the second full fiscal quarter after the Closing Date be equal to the Applicable Margin set forth in Level III below, and (ii) for each fiscal quarter thereafter, be determined by reference to the Leverage Ratio as of the end of the fiscal quarter immediately preceding the delivery of the applicable Officer's Compliance Certificate as follows:

      Level             Leverage Ratio       Applicable Margin
      -----             --------------       -----------------

        I                    > = 2.5               112.5 bps

        II            > = 2.0 and < 2.5            100.0 bps

       III            > = 1.5 and < 2.0             87.5 bps

        IV            > = 1.0 and < 1.5             70.0 bps

        V                    < 1.0                  55.0 bps

Adjustments, if any, in the Applicable Margin shall be made by the Administrative Agent on the third (3rd) Business Day after receipt by the Administrative Agent of quarterly financial statements for JLG and its Subsidiaries and the accompanying Officer's Compliance Certificate setting forth the Leverage Ratio of the Borrowers and their Subsidiaries as of the most recent fiscal quarter end. Subject to Section 4.1(d), in the event the Borrowers fail to deliver such financial statements and certificate within the time required by
Section 7.2(c) hereof, the Applicable Margin may, at the discretion of the Administrative Agent, be the highest Applicable Margin set forth above until the delivery of such financial statements and certificate.

                  d. Default Rate. Subject to Section 11.3, at the discretion of the Administrative Agent and Required Lenders, upon the occurrence and during the continuance of an Event of Default, (i) the Borrowers shall no longer have the option to request LIBOR Rate Loans,

(ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans, as applicable, until the end of the applicable Interest Period, and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Notes after the filing by or against the Borrowers of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

                  e. Interest Payment and Computation. Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing June 30, 1999; and interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. Interest on LIBOR Rate Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans shall be computed on the basis of a 365/66-day year and assessed for the actual number of days elapsed.

         B. Notice and Manner of Conversion or Continuation of Loans. Provided that no Event of Default has occurred and is then continuing, the Borrowers shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of its outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $1,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a Notice of Conversion/Continuation ) not later than 11:00 a.m. (Philadelphia time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business
Day), (C) the principal amount of such Loans to be converted or continued, and
(D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

         C. Fees.

                  a. Facility Fees. The Borrowers shall pay to the Administrative Agent, for the account of the Lenders, quarterly in arrears, regardless of usage, a non-refundable facility fee at a rate per annum to be determined by reference to the Leverage Ratio as follows times the then current Aggregate Commitment:


                                                      Annual
      Level             Leverage Ratio             Facility Fee
      -----             --------------             ------------

        I                   > = 2.5                  27.5 bps

        II             > = 2.0 and < 2.5             25.0 bps

       III             > = 1.5 and < 2.0             25.0 bps

        IV             > = 1.0 and < 1.5             22.5 bps

        V                   < 1.0                    20.0 bps

; provided, however, that the applicable annual facility fee from the Closing Date through the last day of the second full fiscal quarter of JLG after the Closing Date shall be equal to the annual facility fee set forth in Level III above. Adjustments, if any, in the applicable facility fee shall be made by the Administrative Agent on the third (3rd) Business Day after receipt by the Administrative Agent of quarterly financial statements for JLG and its Subsidiaries and the accompanying Officer's Compliance Certificate setting forth the Leverage Ratio of the Borrowers and their Subsidiaries as of the most recent fiscal quarter end. In the event the Borrowers fail to deliver such financial statements and certificate within the time required by Section 7.2(c) hereof, the applicable facility fee may, at the discretion of the Administrative Agent, the highest facility fee set forth above until the delivery of such financial statements and certificates.

                  b. Administrative Agent's and Other Fees. In order to compensate the Administrative Agent for structuring and syndicating the Loans and for its obligations hereunder, the Borrowers agree to pay to the Administrative Agent, for its account, the fees set forth in the separate fee letter agreement executed by JLG and the Administrative Agent dated May 5, 1999.

         D. Manner of Payment. Each payment by the Borrowers on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement or any Note shall be made not later than 1:00 p.m. (Philadelphia time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent's Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Philadelphia time) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Philadelphia time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender's Commitment Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the Issuing Lender's fees, Lenders' facility fee or L/C Participants' commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent's fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.8, 4.9, 4.10, 4.11 or 13.2 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(b)(ii) if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

         E. Credit of Payments and Proceeds. In the event that the Borrowers shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrowers hereunder, then to all indemnity obligations then due and payable by the Borrowers hereunder, then to all Administrative Agent's and Issuing Lender's fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on the Swingline Note to the Swingline Lender, then to the principal amount outstanding under the Swingline Note to the Swingline Lender, then to accrued and unpaid interest on the Revolving Credit Notes, the Reimbursement Obligation and, if applicable, any termination payments or other amounts due in respect of a Hedging Agreement with any Lender (which such Hedging Agreement is permitted hereunder) (pro rata in accordance with all such amounts due), then to the principal amount of the Revolving Credit Notes and Reimbursement Obligation (pro rata in accordance with all such amounts due) and then to the cash collateral account described in Section 11.2(b) hereof to the extent of any L/C Obligations then outstanding, in that order.

         F. Adjustments. If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations owing to it (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Extensions of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrowers agree that each Lender so purchasing a portion of another Lender's Extensions of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

         G. Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.3(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times
(c) a fraction, the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrowers. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrowers shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

         H. Changed Circumstances.

                  a. Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via Telerate Page 3750 or offered to the Administrative Agent or such Lender for such

Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrowers. Thereafter, until the Administrative Agent notifies the Borrowers that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrowers to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrowers shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loans together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

                  b. Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrowers and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrowers that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrowers to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrowers may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

                  c. Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Authority, central bank or comparable agency:

                           (1) shall subject any of the Lenders (or any of their
respective Lending Offices) to any tax, duty or other charge with respect to any Note, Letter of Credit or Application or shall change the basis of taxation of payments by Borrowers to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Note, Letter of Credit or Application or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

                           (2) shall impose, modify or deem applicable any
reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Note;

and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan or issuing or participating in Letters of Credit or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan or Letter of Credit or Application, then such Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Borrowers of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Administrative Agent, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The Administrative Agent will promptly notify the Borrowers of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 4.8(c); provided, that the Administrative Agent shall incur no liability whatsoever to the Lenders or the Borrowers in the event it fails to do so. The amount of such compensation shall be determined, in the applicable Lender's sole reasonable discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrowers through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

         I. Indemnity. The Borrowers hereby indemnify each of the Lenders against any loss or expense which may arise or be attributable to such Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any LIBOR Rate Loan (a) as a consequence of any failure by the Borrowers to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrowers to borrow on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender's sole reasonable discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrowers through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

         J. Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance, and the costs of such change in capital requirements are not reflected in the LIBOR Rate (other than the Eurodollar Reserve Percentage to the extent reflected in the LIBOR Rate) then within five
(5) Business Days after written demand by any such Lender, the Borrowers shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate as to such amounts submitted to the Borrowers and the Administrative Agent by such Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes. Each Lender and the Administrative Agent shall allocate such cost increases among its customers in good faith and on an equitable basis.

         K. Taxes.

                  a. Payments Free and Clear. Subject to compliance by Lenders with Section 4.11(e), any and all payments by the Borrowers hereunder or under the Notes or the Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Administrative Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or Letter of Credit to any Lender or the Administrative Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.11) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrowers shall make such deductions, (C) the Borrowers shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (D) the Borrowers shall deliver to the Administrative Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 4.11(d).

                  b. Stamp and Other Taxes. In addition, the Borrowers shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the Letters of Credit, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as "Other Taxes").

                  c. Indemnity. The Borrowers shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.11) paid by such Lender or the Administrative Agent (as the case may be) and any additional liability or obligation (including penalties, interest and expenses) arising therefrom or with respect thereto paid by such Lender or the Administrative Agent. Such indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

                  d. Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrowers shall furnish to the Administrative Agent, at its address referred to in Section 13.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.

                  e. Delivery of Tax Forms. Each Lender organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrowers, with a copy to the Administrative Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms 4224 or Forms 1001, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrowers, with a copy to the Administrative Agent, a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers, certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrowers and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

                  f. Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrowers contained in this Section 4.11 shall survive the payment in full of the Obligations and the termination of the Commitments.

V.                CLOSING; CONDITIONS OF CLOSING AND BORROWING

         A. Closing. The closing shall take place at the offices of Pepper Hamilton LLP at 10:00 a.m. on June 18, 1999, or on such other date as the parties hereto shall mutually agree.

         B. Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue the initial Letter of Credit is subject to the satisfaction of each of the following conditions:

                  a. Executed Loan Documents. This Agreement, the Revolving Credit Notes and the Swingline Note shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no default shall exist thereunder, and the Borrowers shall have delivered original counterparts thereof to the Administrative Agent.

                  b. Closing Certificates, Etc.

                           (1) Officers's Certificate of the Borrowers. The
Administrative Agent shall have received a certificate from a Responsible Officer, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents are true, correct and complete; that the Borrowers are not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrowers have satisfied each of the closing conditions, including without limitation, those set forth in Section 5.2(g).

                           (2) Certificate of Secretary of Each Borrower. The
Administrative Agent shall have received a certificate of the secretary or assistant secretary of each Borrower certifying as to the incumbency and genuineness of the signature of each officer of such Borrower executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation, or articles of organization, of such Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws or the operating agreement of such Borrower as in effect on the date of such certifications, (C) resolutions or other evidence of authorization duly adopted by the board of directors or manager of such Borrower authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.2(b)(iii).

                           (3) Certificates of Good Standing. The Administrative
Agent shall have received certificates as of a recent date of the good standing of each Borrower under the laws of its jurisdiction of organization and each other jurisdiction where such Borrower is qualified to do business and a certificate of the relevant taxing authorities of such jurisdictions certifying that such Person has filed required tax returns and owes no delinquent taxes.

                           (4) Opinions of Counsel. The Administrative Agent
shall have received favorable opinions of counsel to each Borrower addressed to the Administrative Agent and the Lenders with respect to such Borrower, the Loan Documents and such other matters as the Lenders shall request.

                           (5) Tax Forms. The Administrative Agent shall have
received copies of the United States Internal Revenue Service forms required by
Section 4.11(e) hereof.

                  c. Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters) made against each Borrower under the Uniform Commercial Code (or applicable judicial docket) as in effect in any state in which any of its assets are located (other than locations of equipment with an aggregate value of less than One Million Dollars ($1,000,000) on consignment to a customer and other than locations of equipment owned by JLG Equipment Services, Inc. and leased to non-affiliated third parties), indicating among other things that its assets are free and clear of any Lien except for Liens permitted hereunder.

                  d. Hazard and Liability Insurance. The Administrative Agent shall have received certificates of insurance, evidence of payment of all insurance premiums for the current policy year of each, and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of insurance policies otherwise in form and substance reasonably satisfactory to the Administrative Agent.

                  e. Consents; Defaults.

                           (1) Governmental and Third Party Approvals. The
Borrowers shall have obtained all necessary approvals, authorizations and consents of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents.

                           (2) No Injunction, Etc. No action, proceeding,
investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent's sole reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

                           (3) No Event of Default. No Default or Event of
Default shall have occurred and be continuing.

                  f. Financial Matters.

                           (1) Financial Statements. The Administrative Agent
shall have received the most recent audited Consolidated financial statements of the Borrowers and their Subsidiaries, all in form and substance satisfactory to the Administrative Agent.

                           (2) Financial Condition Certificate. The Borrowers
shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, certifying that (A) the Borrowers and each of their Subsidiaries make the representations and warranties set forth in Section 6.1(q) hereof (Solvency); (B) the Borrowers' payables are current and not past due except for such payables which the Borrowers pay in the ordinary course of business, without objection by the payee; (C) attached thereto are pro forma financial statements of JLG and its Subsidiaries as of March 31, 1999 setting forth on a pro forma basis the financial condition of JLG and its Subsidiaries on a Consolidated basis as of that date, reflecting on a pro forma basis the effect of the transactions contemplated herein (including the Merger), including all fees and expenses in connection therewith, and evidencing compliance on a pro forma basis with the covenants contained in Articles IX and X hereof; and (D) attached thereto are the financial projections previously delivered to the Administrative Agent, and that such financial projections represent the good faith opinions of the Borrowers and senior management thereof as to the projected results contained therein, subject to the qualifications and limitations set forth therein.

                           (3) Payment at Closing; Fee Letters. The Borrowers
shall have paid the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) to the Administrative Agent and Lenders, and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents. The Administrative Agent shall have received duly authorized and executed copies of the fee letter agreement referred to in
Section 4.3(c).

                  g. Gradall Tender Offer and Merger.

                           (1) JLG shall have successfully accepted for payment
shares tendered pursuant to the Tender Offer representing a number of shares of common stock of Gradall which constitutes more than 50% of the voting power of Gradall.

                           (2) Borrowers shall deliver to Administrative Agent
an executed copy of the Merger Agreement.

                           (3) All conditions to the Merger set forth in Article
6 of the Merger Agreement (other than the stockholder vote, if any, referenced in Subsection 6.1(a) thereof) shall have been met.

                           (4) No condition exists that authorizes a party to
the Merger Agreement to terminate the Merger Agreement under Section 7.1 thereof or otherwise.

                           (5) No action has been taken by any party to the
Merger Agreement to (i) extend the time for performance of any obligations or other acts of any party under the Merger Agreement or (ii) waive inaccuracies in or compliance by any other party with the terms of the Merger Agreement.

                  h. Payoff Letter. The Administrative Agent shall have received a payoff letter from Key Bank, and such payoff amounts shall be paid with the proceeds of the first advance hereunder.

                  i. Amendment to Overdraft Facility. Borrowers shall have delivered to Administrative Agent a fully-executed amendment to the document evidencing the Overdraft Facility Debt, in form and substance satisfactory to Administrative Agent.

                  j. Miscellaneous.

                           (1) Notice of Borrowing. The Administrative Agent
shall have received a Notice of Borrowing from the Borrowers in accordance with
Section 2.3(a), and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

                           (2) Proceedings and Documents. All opinions,
certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lenders. The Lenders shall have received copies of all other instruments and other evidence as the Lender may reasonably request, in form and substance satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

                           (3) Existing Debt. The documentation evidencing: (i)
the Overdraft Facility Debt and (ii) the PIDA Debt, shall be satisfactory to Administrative Agent.

                           (4) Due Diligence and Other Documents. The Borrowers
shall have delivered to the Administrative Agent such other documents, certificates and opinions as the Administrative Agent may reasonably request.

         C. Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing or issue date, as applicable:

                  a. Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct in all material respects on and as of such borrowing or issuance date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

                  b. No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issue date with respect to such Letter of Credit or after giving affect to such Letter of Credit on such date.

                  c. Officer's Compliance Certificate; Additional Documents. The Administrative Agent shall have received the current Officer's Compliance Certificate and each additional document, instrument, legal opinion or other item of information reasonably requested by it.

VI.              REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

         A. Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, each Borrower hereby represents and warrants to the Administrative Agent and Lenders (it being understood and agreed that Gradall and its Subsidiaries are Subsidiaries for purposes of making the following representations and warranties) both before and after giving effect to the transactions contemplated hereunder (including the Merger) that:

                  a. Organization; Power; Qualification. Each Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where any failure to be so qualified would not have a Material Adverse Effect. The jurisdictions in which the Borrowers and their Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 6.1(a).

                  b. Ownership; Investments. Each Subsidiary of any Borrower as of the Closing Date is listed on Schedule 6.1(b). As of the Closing Date, except as set forth on Schedule 6.1(b), all outstanding shares and membership interests of the Subsidiaries are held by JLG. All outstanding shares of the Borrowers and their Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of any Borrower or any Subsidiary, except as described on Schedule 6.1(b). No Borrower has any Subsidiaries or Affiliates, or investments in or loans to any Person other than those Persons listed on Schedule 6.1(b) or loans or investments permitted by Section 10.4.

                  c. Authorization of Agreement, Loan Documents and Borrowing. Each Borrower and each Subsidiary, to the extent a party thereto, has the right, power and authority under the laws of the jurisdiction of its formation and under its articles or certificate of incorporation and bylaws, or its articles of organization and operating agreement, and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Borrower and each Subsidiary party thereto, and each such document constitutes the legal, valid and binding obligation of each Borrower party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

                  d. Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Borrower and each Subsidiary of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to any Borrower or any Subsidiary, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Borrower or any Subsidiary or any material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents.

                  e. Compliance with Law; Governmental Approvals. Each Borrower and each Subsidiary (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, except where failure to comply would not have a Material Adverse Effect.

                  f. Tax Returns and Payments. Each Borrower and each Subsidiary has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except such taxes as are being contested in good faith and as to which adequate reserves have been provided. To the knowledge of the Responsible Officers, no Governmental Authority has asserted any Lien or other claim against any Borrower or any Subsidiary with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of each Borrower and each Subsidiary in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrowers and the Subsidiaries are in the judgment of the Borrowers adequate, and the Borrowers have no knowledge of any additional taxes or assessments for any of such years.

                  g. Intellectual Property Matters. Each Borrower and each Subsidiary owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, and all other intellectual property which is material to its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except where such revocation, termination of infringement would not have a Material Adverse Effect.

                  h. Environmental Matters. Except with respect to any noncompliance with the following that would not have a Material Adverse Effect,

                           (1) The properties owned, leased or operated by each
Borrower and each Subsidiary now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws;

                           (2) Each Borrower, each Subsidiary and their
properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof; and each Borrower and each Subsidiary has received all permits and filed all notifications to carry on its respective business(es);

                           (3) No Borrower or Subsidiary has received any notice
of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does any Borrower or Subsidiary have knowledge or reason to believe that any such notice will be received or is being threatened;

                           (4) Hazardous Materials have not been transported or
disposed of to or from the properties owned, leased or operated by the Borrowers and their Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

                           (5) No judicial proceedings or governmental or
administrative action is pending, or, to the knowledge of any Borrower, threatened, under any Environmental Law to which any Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Borrower, any Subsidiary or such properties or operations; and

                           (6) There has been no release, or to the best of each
Borrower's knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

                  i. ERISA.

                           (1) As of the Closing Date, no Borrower, Subsidiary
or ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 6.1(i);

                           (2) Each Borrower and each ERISA Affiliate is in
material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No material liability has been incurred by any Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan. Except as set forth on Schedule 6.1(i)(ii), no Borrower, Subsidiary or ERISA Affiliate maintains or contributes to or has maintained or contributed to any Multiemployer Plan under which such Borrower, Subsidiary or ERISA Affiliate could have any withdrawal liability.

                           (3) No Pension Plan that does not satisfy the
requirements for a standard termination under Section 4041(b) of ERISA has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under
Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has any Borrower or any ERISA Affiliate failed to make any material contributions or to pay any material amounts due and owing as required by Section 412 of the Code,
Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

                           (4) No Borrower or ERISA Affiliate has: (A) engaged
in a nonexempt prohibited transaction described in Section 406 of the ERISA or
Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments for which the deadline for payment has passed and which are due and unpaid, (C) failed to make a required material contribution or material payment to a Multiemployer Plan, or (D) failed to make a required material installment or other required material payment under Section 412 of the Code;

                           (5) No Termination Event has occurred or is
reasonably expected to occur; and

                           (6) No proceeding, claim, lawsuit and/or
investigation is existing or, to the knowledge of the Responsible Officers, threatened concerning or involving any Employee Benefit Plan, other than routine claims for benefits.

                           (7) Except as set forth on Schedule 6.1(i)(vii), the
aggregate liability for accrued benefits and other ancillary benefits under each Pension Plan that is or will be sponsored or maintained by any Borrower, any Subsidiary or any ERISA Affiliate (determined on the basis of the actuarial assumptions prescribed for valuing benefits under Financial Accounting Standard 132 does not exceed the aggregate fair market value of the assets under each Pension Plan.

                           (8) The aggregate liability, if any, of each
Borrower, Subsidiary and ERISA Affiliate arising out of or relating to a failure of any Employee Benefit Plan to comply with the provisions of ERISA or the Code, will not have a Material Adverse Effect on any Borrower or Subsidiary; and

                           (9) Except as set forth on Schedule 6.1(i)(ix), there
does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent Annual Report) of any Borrower, Subsidiary or ERISA Affiliate under any plan, program or arrangement providing post-retirement life or health benefits.

                  j. Margin Stock. No Borrower or Subsidiary is engaged principally or as one of its activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (as each such term is defined or used in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for any purpose which violates the provisions of Regulation T, U or X of such Board of Governors.

                  k. Government Regulation. No Borrower or Subsidiary is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended). No Borrower or Subsidiary is, or after giving effect to any Extension of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

                  l. Material Contracts. Schedule 6.1(l) sets forth a complete and accurate list of all Material Contracts of each Borrower and each Subsidiary in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 6.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. Each Borrower and each Subsidiary has delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 6.1(l) or any other Schedule hereto.

                  m. Employee Relations. No Borrower or Subsidiary is, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees, except as set forth on Schedule 6.1(m). Except as set forth in Schedule 6.1(m), no Borrower knows of any pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

                  n. Burdensome Provisions. No Borrower or Subsidiary is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could, in the good faith judgment of the Responsible Officers, be reasonably expected to have a Material Adverse Effect. No Borrower or Subsidiary presently anticipates that future expenditures needed to meet the provisions of any existing statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

                  o. Financial Statements. Copies of (A) the Consolidated balance sheet of JLG and its Subsidiaries as of July 31, 1998 and the related statements of income and retained earnings and cash flows for the Fiscal Years then ended (the "Audited JLG Financial Statements") and (B) the unaudited Consolidated balance sheet of JLG and its Subsidiaries as of April 30, 1999 and related unaudited interim statements of revenue and retained earnings have been furnished to the Administrative Agent and each Lender. The Audited JLG Financial Statements, including the related schedules and notes thereto, (Y) have been prepared in accordance with GAAP and (Z) are complete and correct and fairly present the assets, liabilities and financial position of JLG and its Subsidiaries as at such dates and the results of operations and changes of financial position for the periods then ended. Neither JLG nor any of its Subsidiaries has any Debt, obligation or other unusual forward or long-term commitment which is not, in accordance with GAAP, fairly presented in the foregoing financial statements or in the notes thereto.

                           (1) Copies of (A) the Consolidated balance sheet of
Gradall and its Subsidiaries as of December 31, 1998 and the related statements of income and retained earnings and cash flows for the Fiscal Years then ended (the "Audited Gradall Financial Statements") and (B) the unaudited Consolidated balance sheet of Gradall and its Subsidiaries as of March 31, 1999 and related unaudited interim statements of revenue and retained earnings have been furnished to the Administrative Agent and each Lender. The Audited Gradall Financial Statements, including the related schedules and notes thereto, (Y) have been prepared in accordance with GAAP and (Z) are complete and correct and fairly present the assets, liabilities and financial position of Gradall and its Subsidiaries as at such dates and the results of operations and changes of financial position for the periods then ended. Neither Gradall nor any of its Subsidiaries has any Debt, obligation or other unusual forward or long-term commitment which is not, in accordance with GAAP, fairly presented in the foregoing financial statements or in the notes thereto.

                  p. No Material Adverse Change. (i) Since July 31, 1998 , there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of JLG or its Subsidiaries, on a Consolidated basis; and (ii) since December 31, 1998 there has been no material adverse change in the properties, business, operations, prospect or condition (financial or otherwise) of Gradall or its Subsidiaries, on a Consolidated basis, and which, in either case, could reasonably be expected to have a Material Adverse Effect.

                  q. Solvency. Excluding intercompany indebtedness, each Borrower and, to the best of each Borrower's knowledge, each Subsidiary is, and after receipt and application of the first advance under this Agreement will be, solvent such that (i) the fair value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of such Borrower or Subsidiary) is greater than the total amount of its liabilities, including without limitation, contingent liabilities, (ii) the present fair salable value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of such Borrower or Subsidiary) is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, and (iii) they are able to realize upon their assets and pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. No Borrower or Subsidiary intends to, nor believes that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and no Borrower or Subsidiary is engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged. For purposes of this Section, in computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual matured liability of the applicable Borrower or Subsidiary.

                  Each Borrower hereby agrees that to the extent a Borrower shall have paid more than its proportionate share of any payment made hereunder, such Borrower shall be entitled to seek and receive contribution from and against any other Borrower which has not paid its proportionate share of such payment; provided however such Borrower shall not seek any such contribution from any other Borrower until the Obligations have been paid in full and the Commitments of the Lenders hereunder have been terminated. The provisions of this Section shall in no respect limit the obligations and liabilities of any Borrower to Lenders, and each Borrower shall remain liable to Lenders, jointly and severally, for the full amount of Borrowers' obligations hereunder and under the other Loan Documents.

                  r. Titles to Properties. Each Borrower and each Subsidiary has such title to the real property , personal property and assets owned by it as is necessary to the conduct of its business including, but not limited to, those reflected on the balance sheets of JLG and its Subsidiaries delivered pursuant to Section 6.1(o), except those which have been disposed of by the Borrowers or their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

                  s. Liens. None of the properties and assets of any Borrower or any Subsidiary thereof is subject to any Lien, except Liens permitted pursuant to Section 10.3. No financing statement under the Uniform Commercial Code of any state which names any Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and no Borrower or any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except, in each case, to perfect those Liens permitted by Section
10.3 hereof.

                  t. Debt and Guaranty Obligations. Except for such Debt and Guaranty Obligations otherwise permitted pursuant to this Agreement, Schedule 6.1(t) is a complete and correct listing of all Debt and Guaranty Obligations of each Borrower and each Subsidiary as of the Closing Date in excess of $1,000,000. Each Borrower and each Subsidiary has performed and is in compliance with all of the terms of such Debt and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of any Borrower or any Subsidiary exists with respect to any such Debt or Guaranty Obligation.

                  u. Litigation. Except for matters existing on the Closing Date and set forth on Schedule 6.1(u), or other matters which are not reasonably likely to have a Material Adverse Effect, there are no actions, suits or proceedings pending nor, to the knowledge of any Borrower, threatened against or in any other way relating adversely to or affecting any Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority.

                  v. Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Borrower or any Subsidiary under any Material Contract or judgment, decree or order to which any Borrower or any Subsidiary is a party or by which any Borrower or any Subsidiary or any of their respective properties may be bound or which would require any Borrower or any Subsidiary to make any payment thereunder prior to the scheduled maturity date therefor.

                  w. Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of each Borrower and any Subsidiary thereof and furnished to the Lenders, taken as a whole, including without limitation all financial statements, were, at the time the same were so furnished, complete and correct in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement contained therein not materially misleading. No document, including without limitation any financial statement, furnished or written statement made to the Administrative Agent or the Lenders by any Borrower or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of any Borrower or any Subsidiary nor omits nor will omit to state a fact necessary in order to make the statements contained therein not materially misleading. As of the Closing Date, no Borrower is aware of any facts which it has not disclosed in writing, including without limitation in public filings under the 1934 Act, to the Administrative Agent having a Material Adverse Effect as of the Closing Date, or insofar as such Borrower can now foresee, could reasonably be expected to have a Material Adverse Effect.

                  x. Year 2000 Compliance. Borrowers and Subsidiaries have commenced to conduct a review and assessment of their material computer systems and applications, micro-processor based goods and equipment owned or used by them in their business, and all products currently sold by them, and are making inquiry of their material suppliers, vendors and customers, with respect to functionality before, during and after the year 2000 (the "Year 2000 Problem"). Borrowers and Gradall have prepared a program to ensure that all such systems, goods, equipment and products owned or used by them and material to the conduct of their business will be Year 2000 Compliant in a timely manner. Borrowers and Gradall reasonably believe, based on the foregoing review, assessment and inquiry that the Year 2000 Problem will not result in a Material Adverse Effect.

                  y. Fees and Commissions. No Borrower owes any fees or commissions of any kind, and know of no claim for any fees or commissions, in connection with Borrowers' obtaining the Commitment or the Loans from Lenders, except those provided herein.

                  z. Share Purchase; Merger Agreement.

                           (1) Validity. Each Borrower, Gradall and JLG
Acquisition Corp. has the power and authority under the laws of its state of incorporation and under its articles of incorporation and by-laws to enter into and perform the Share Purchase and Merger Agreement (to which each is a party, respectively) and all other agreements, documents and actions required thereunder; and all actions (corporate or otherwise) necessary or appropriate for the execution and performance by each Borrower, Gradall and JLG Acquisition Corp. of the Share Purchase and the Merger Agreement (to which each is a party, respectively) and all other documents, agreements and actions required thereunder have been taken.

                           (2) No Violations. The making and performance of the
Share Purchase, the Merger Agreement and all other agreements, documents and actions required thereunder, will not violate any provision of any law or regulation, federal, state or local, including without limitation all state corporate laws and judicial precedents of the states of incorporation of each Borrower, Gradall and JLG Acquisition Corp. and will not violate any provisions of the articles of incorporation and by-laws of any Borrower, Gradall or JLG Acquisition Corp., or constitute a default under any agreement by which any Borrower, Gradall or JLG Acquisition Corp. or its respective property may be bound.

                  aa. Foreign Assets Control Regulations. Neither the borrowing by Borrowers nor their use of the proceeds thereof will violate the Foreign Assets Control Regulations, the Foreign Funds Control Regulations, the Transactions Control Regulations, the Cuban Assets Control Regulations, the Iranian Assets Control Regulations, the Libyan Sanctions Regulations, the Nicaraguan Trade Control Regulations or the South African Transactions Regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended).

                  ab. Public Utility Holding Company Act. No Borrower is a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), nor does the execution, delivery and performance of this Agreement and the Notes require any filing, authorization or consent under the 1935 Act.

         B. Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

VII.                    FINANCIAL INFORMATION AND NOTICES

         Until all the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrowers will furnish or cause to be furnished to the Administrative Agent and to the Lenders at their respective addresses as set forth on Schedule 2, or such other office as may be designated by the Administrative Agent and Lenders from time to time:

         A. Financial Statements.

                  a. Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of the first three (3) fiscal quarters of each Fiscal Year, an unaudited Consolidated balance sheet of JLG and its Consolidated Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrowers in accordance with GAAP (excluding normal year-end adjustments and other exceptions permitted under Regulation S-X promulgated by the Securities Exchange Commission) and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of JLG to present fairly in all material respects the financial condition of JLG and its Consolidated Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of JLG and its Consolidated Subsidiaries on a Consolidated basis for the respective periods then ended, subject to normal year end adjustments.

                  b. Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, an audited Consolidated balance sheet of JLG and its Consolidated Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year, and the audit report prepared by a nationally recognized independent certified public accounting firm in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by JLG or any of its Consolidated Subsidiaries, as to "going concern" or like qualification or with respect to accounting principles followed by JLG or any of its Consolidated Subsidiaries not in accordance with GAAP.

         B. Officer's Compliance Certificate. At each time financial statements are delivered pursuant to Sections 7.1 (a) or (b), a certificate of the chief financial officer of JLG in the form of Exhibit F attached hereto (an "Officer's Compliance Certificate").

         C. Accountants' Certificate. At each time financial statements are delivered pursuant to Section 7.1(b), a certificate of the independent public accountants certifying such financial statements addressed to the Administrative Agent for the benefit of the Lenders and stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence.

         D. Other Reports.

                  a. Promptly upon receipt thereof, copies of all final material reports, if any, submitted to any Borrower or the Board of Directors of any Borrower by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto; and

                  b. promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as any Borrower or Subsidiary shall send to its stockholders, copies of all registration statements (without exhibits), and all annual, quarterly or other reports which any Borrower or Subsidiary files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission) including without limitation, Forms 10Q and Forms 10K; and

                  c. Such other information regarding the operations, business affairs and financial condition of any Borrower or Subsidiary as the Administrative Agent or any Lender may reasonably request.

         E. Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) Business Days after a Responsible Officer of a Borrower obtains knowledge thereof) telephonic and written notice of:

                  a. the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses, or the happening of any event or the assertion or threat of any claim which, in any such case, could reasonably be expected to have a Material Adverse Effect;

                  b. any notice of any violation received by any Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which could reasonably be expected to have a Material Adverse Effect;

                  c. any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Borrower or any Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect;

                  d. any attachment, judgment, lien, levy or order exceeding $5,000,000 assessed against or threatened against any Borrower or any Subsidiary thereof (other than Liens permitted under Section 10.3),

                  e. any Default or Event of Default, or any event which constitutes a default or event of default under any Material Contract to which any Borrower or any of its Subsidiaries is a party or by which any Borrower or any Subsidiary thereof or any of their respective properties may be bound;

                  f. (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under
Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) any Borrower obtaining knowledge or reason to know that any Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA which could reasonably be expected to have a Material Adverse Effect;

                  g. with respect to the Environmental Laws, in connection with the conduct of any Borrower's or any Subsidiary's business(es) or operations, any Person (including, without limitation, EPA or any state or local agency) provides oral or written notification to any Borrower or any Subsidiary, or any Borrower or any Subsidiary otherwise becomes aware of a condition with regard to an actual or imminently threatened release of Hazardous Substances; or an assertion of liability under the Environmental Laws of any actual or alleged failure to comply with or perform, breach, violation or default under any such statutes or regulations or of the occurrence or existence of any facts, events or circumstances which with the passage of time, the giving of notice, or both, could create such a breach, violation or default which could reasonably be expected to have a Material Adverse Effect; and

                  h. any event which makes any of the representations set forth in Section 6.1 inaccurate in any material respect as of the date it was made.

         F. Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender (other than financial forecasts) whether pursuant to this Article VII or any other provision of this Agreement, taken as a whole, shall be, at the time the same is so furnished, complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading.

VIII.                         AFFIRMATIVE COVENANTS

         Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 13.11, each Borrower will, and will cause each Subsidiary to:

         A. Preservation of Corporate Existence and Related Matters. Except as permitted by Section 10.5, preserve and maintain its separate legal existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

         B. Maintenance of Property. Except for dispositions permitted by
Section 10.6(b) or disuse in the ordinary course of business, protect and preserve all properties useful in and material to its business, including all material copyrights, patents, trade names and trademarks and other intellectual property; maintain in good working order and condition all material buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such material property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         C. Insurance. Maintain insurance with financially sound and reputable insurance companies, against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law, and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

         D. Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

         E. Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that a Borrower or Subsidiary may contest any item described in clauses (a) or (b) of this Section 8.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

         F. Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except where failure to comply or maintain would not reasonably be expected to have a Material Adverse Effect.

         G. Environmental Laws. In addition to and without limiting the generality of Section 8.6, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws except in the case of any of the foregoing where such non-compliance would not reasonably be expected to have a Material Adverse Effect, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of any Borrower or Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

         H. Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (b) not take any action or fail to take action the result of which could be a material liability to the PBGC or to a Multiemployer Plan, or incur any material accumulated funding deficiency within the meaning of ERISA and the regulations promulgated thereunder, (c) do or cause to be done all such acts and things that are required to maintain the qualified status of each Employee Benefit Plan intended to be a qualified plan and the tax exempt status of each trust forming part of such Employee Benefit Plans, (d) operate each Employee Benefit Plan that is a group health plan as defined in Section 4980B(g)(2) of the Code in such a manner that will not incur material tax liability under Section 4980B of the Code or material liability to any qualified beneficiary as defined in Section 4980B of the Code, (e) furnish to the Administrative Agent upon the Administrative Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent, (f) permit any event to occur (i) as described in
Section 4042 of ERISA or (ii) which is likely to result in the imposition of a lien pursuant to Section 412 of the Code or Section 302 of ERISA, (g) notify Lenders in writing promptly after it has come to the attention of a Borrower of the assertion or threat of any "reportable event" for which notice is not waived or other event described in Section 4042 of ERISA (relating to the soundness of an Employee Benefit Plan) or the PBGC's ability to assert a material liability against it which could be reasonably expected to have a Material Adverse Effect or impose a lien on any Borrower's, Subsidiary's, or ERISA Affiliate's properties or assets pursuant to Section 412 of the Code or Section 302 of ERISA and (h) refrain from engaging in any prohibited transactions or actions causing possible liability under Section 502 of ERISA, except in the case of any of the foregoing where such non-compliance would not have a Material Adverse Effect.

         I. Compliance With Agreements. Comply in all material respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided, that a Borrower or Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP; and provided, further, that a Borrower or Subsidiary may renegotiate the terms or permit the termination of any such lease, agreement or other instrument.

         J. Conduct of Business. Engage only in businesses in substantially the same fields as the businesses conducted on the Closing Date and in lines of business reasonably related thereto.

         K. Visits and Inspections. Permit representatives of the Lenders from time to time, upon reasonable prior notice and during normal business hours, to visit and inspect its properties; audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

         L. Additional Subsidiaries. On or prior to the date any Material Subsidiary of JLG is created or acquired after the Closing Date, such Material Subsidiary shall execute and deliver to the Administrative Agent, joinder documents, including without limitation a joinder agreement in the form attached hereto as Exhibit G, favorable legal opinions addressed to the Administrative Agent and Lenders, and such other documents and closing certificates as may be requested by the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

         M. Deposit Account. Maintain a deposit account with Administrative Agent; provided that a deposit account of JLG shall satisfy this requirement for all Borrowers and their Subsidiaries.

         N. Transactions Among Affiliates. Cause all transactions between and among Affiliates to be on an arms-length basis and on such terms and conditions as are customary in the applicable industry between and among unrelated entities.

         O. Year 2000 Compliance. Take all reasonable action necessary to assure that Borrowers' computer systems and applications, micro-processor based goods and equipment owned or used by them in their business, and all products sold by them will be Year 2000 Compliant in a timely manner, except for such failures to comply as could not reasonably be expected to result in a Material Adverse Effect; and use reasonable efforts to determine the Year 2000 Compliance of their material vendors and suppliers or to assure that failures to be Year 2000 Compliant by such vendors and suppliers could not reasonably be expected to have a Material Adverse Effect. At the request of Lenders, Borrowers shall provide to Administrative Agent any material increase in the estimated costs to Borrowers of achieving Year 2000 Compliance in accordance with the program described in
Section 6.1(x), and at the request of Lenders, Borrowers shall provide additional information as reasonably requested by Lenders regarding their Year 2000 Compliance.

         P. Costs and Expenses. Pay or reimburse Administrative Agent for all reasonable out-of-pocket costs and expenses (including but not limited to reasonable attorneys' fees and disbursements) Administrative Agent may pay or incur in connection with the preparation and review of this Agreement and all waivers, consents and amendments in connection therewith and all other documentation related thereto, and after a Default or Event of Default, the collection, administration or enforcement of the same, including without limitation any fees and disbursements incurred in defense of or to retain amounts of principal, interest or fees paid. All obligations provided for in this Section 8.16 shall survive any termination of this Agreement or the Commitment and the repayment of the Obligations.

         Q. Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or any Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Notes, the Letters of Credit and the other Loan Documents.

         Section 8.18. Merger. If not completed on the Closing Date, use their best efforts to effectuate the Merger by September 30, 1999.

IX.                            FINANCIAL COVENANTS

         Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, JLG and its Consolidated Subsidiaries will not:

         A. Leverage Ratio. As of any fiscal quarter end, permit the Leverage Ratio to be greater than 3.0 to 1.0.

         B. Interest Coverage Ratio. As of any fiscal quarter end, permit the Interest Coverage Ratio to be less than 4.0 to 1.0.

         C. Minimum Net Worth. (a) As of the Closing Date, permit Net Worth to be less than the Closing Adjusted Net Worth, and (b) as of the end of each fiscal quarter ending after the Closing Date, permit Net Worth to be less than
(i) Closing Adjusted Net Worth, plus (ii) fifty percent (50%) of the net income (as defined in accordance with GAAP) of JLG and its Consolidated Subsidiaries for each fiscal quarter subsequent to July 31, 1998, without deduction for losses.

X.                             NEGATIVE COVENANTS

         Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, each Borrower will not and will not permit any of its Subsidiaries to:

         A. Limitations on Debt. Create, incur, assume or suffer to exist any Debt except:

                  a. the Obligations;

                  b. Debt incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent.

                  c. Subordinated Debt;

                  d. Debt existing on the Closing Date and not otherwise permitted under this Section 10.1, as set forth on Schedule 6.1(t) and the renewal and refinancing (but not the increase of the aggregate principal amount thereof) thereof;

                  e. Debt of Subsidiaries that are not Borrowers, and guarantees of such Debt by one or more Borrowers, provided that such Debt shall not exceed, in the aggregate for all Subsidiaries, Five Million Dollars ($5,000,000);

                  f. so long as the aggregate principal amount outstanding at any time does not collectively exceed twenty percent (20%) of Net Worth: (i) Debt of the Borrowers and their Subsidiaries incurred in connection with Capitalized Leases; (ii) purchase money Debt of the Borrowers and their Subsidiaries; and (iii) indebtedness of the Borrowers and their Subsidiaries incurred in connection with Operating Leases, the amount of which Operating Leases shall be determined by their respective Operating Lease Values;

                  g. the PIDA Debt, in an aggregate principal amount not to exceed $3,615,198 on any date of determination;

                  h. the Overdraft Facility Debt, in an aggregate principal amount not to exceed $20,000,000 on any date of determination;

                  i. Debt by and among the Borrowers and the Subsidiaries; provided however that Debt of Borrowers to all non-Borrower Subsidiaries shall not exceed twenty percent (20%) of Net Worth of JLG and its Subsidiaries on a consolidated basis (as set forth on the most recently delivered financial statements by Borrowers to the Lenders) at any time outstanding; and

                  j. Guaranty Obligations of Debt permitted under clauses (a) through (i), but not clause (c), of this Section 10.1 and under Section 10.2;

provided, that no agreement or instrument with respect to Debt permitted to be incurred by this Section shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of any Borrower to make any payment to any Borrower or any of their Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrowers to pay the Obligations.

         B. Limitations on Guaranty Obligations. Create, incur, assume or suffer to exist any Guaranty Obligations, except:

                  a. Guaranty Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

                  b. Guaranty Obligations permitted under Section 10.1(j);

                  c. Guaranty Obligations incurred by any Borrower or Subsidiary in connection with Debt of a Subsidiary pursuant to Subsection 10.1(e) hereof;

                  d. existing Guaranty Obligations described on Schedule 6.1(t); and

                  e. Guaranty Obligations permitted by Section 10.4(d).

         C. Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including without limitation shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

                  a. Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace (not to exceed thirty
(30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

                  b. the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

                  c. Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation or obligations under customer service contracts;

                  d. Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

                  e. Liens not otherwise permitted by this Section 10.3 and in existence on the Closing Date and described on Schedule 10.3; and

                  f. Liens securing Debt permitted under Section 10.1(f); provided that (i) such Liens shall be created substantially simultaneously with the acquisition of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price of such property at the time it was acquired.

The restrictions of this Section 10.3 shall not extend to the shares of stock of Gradall acquired pursuant to the Tender Offer, to the extent that such application would result in a violation of Regulation U of the Board of Governors of the Federal Reserve System.

         D. Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture (including without limitation the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

                  a. loans to wholly-owned Subsidiaries and investments in wholly-owned Subsidiaries not otherwise permitted by this Section 10.4; provided however that loans and advances to all non-Borrower Subsidiaries from Borrowers shall not exceed twenty percent (20%) of Net Worth of JLG and its Subsidiaries on a Consolidated basis (as set forth on the most recently delivered financial statements by Borrowers to the Lenders) at any time outstanding; and the other existing loans, advances and investments not otherwise permitted by this Section
10.4 described on Schedule 10.4;

                  b. investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within 120 days from the date of acquisition thereof, (ii) commercial paper maturing no more than 120 days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody s Investors Service, Inc., (iii) certificates of deposit maturing no more than 120 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of A or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, (iv) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, (v) United States Treasury Department securities, (vi) banker's acceptances, (vii) corporate debt instruments having a rating of A or better by a nationally recognized rating agency, (viii) repurchase agreements that are secured by collateral having a value of 102% of such repurchase agreement, where such collateral is held by a third party custodian or (ix) money market funds;

                  c. investments by a Borrower or any Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person, provided, that: (i) in the case of any acquisition with respect to which the purchase price to be paid by the Borrower or Subsidiary is in excess of $20,000,000, at least ten (10) Business Days prior to the consummation of such acquisition, the Borrowers deliver to Administrative Agent one (1) year of historical financial information for the entity to be acquired and an Officer's Compliance Certificate signed by a Responsible Officer setting forth the calculation of the covenants set forth in Article IX on a pro forma basis for the combined group as of the consummation of the acquisition and on a projected basis as of the fiscal year end following the acquisition; (ii) there is no Event of Default or Default hereunder at the time of such acquisition or investment or which would be caused by such acquisition or investment; and (iii) such business or line of business is the same or substantially similar to that of a Borrower's or a Subsidiary's existing line of business; and

                  d. so long as the aggregate amount of such loans, investments or guarantees does not collectively exceed twenty (20%) of Net Worth, Borrowers and Subsidiaries may (i) make loans to or investments in joint ventures and (ii) make loans to or investments in customers, or incur Guaranty Obligations with respect to obligations of such customers, in order to facilitate sales of goods or services to such customers.

         E. Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

                  a. any Wholly-Owned Subsidiary of a Borrower may merge with any other Wholly-Owned Subsidiary of a Borrower;

                  b. any Wholly-Owned Subsidiary may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with an acquisition permitted by Section 10.4(c);

                  c. any Wholly-Owned Subsidiary of a Borrower may wind-up into a Borrower or any other Wholly-Owned Subsidiary of a Borrower; and

                  d. the Merger.

         F. Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

                  a. the sale of inventory in the ordinary course of business;

                  b. the sale in the ordinary course of business of assets no longer used or usable in the business of a Borrower or any Subsidiary;

                  c. the transfer of assets to a Borrower or any Wholly-Owned Subsidiary of a Borrower;

                  d. the sale or discount without recourse of accounts receivable which: (i) have aged or have a due date at least thirty (30) days from the date of invoice; (ii) arose in the ordinary course of business and
(iii) do not exceed, in the aggregate outstanding at any time, One Hundred Million Dollars ($100,000,000) in face value ("outstanding" being, for purposes of this clause, those sold or discounted accounts receivable which are by their terms not due);

                  e. leases of equipment, having a term of less than twelve (12) months from the date of inception thereof, in the ordinary course of business, on terms pursuant to which the leased equipment remains (for tax and accounting purposes) an asset of a Borrower or a Subsidiary; and

                  f. leases of equipment by a Borrower or Subsidiary in the ordinary course of business where:

                           (1) such leases are not permitted by Subsection
10.6(e) hereof; and

                           (2) the value of the leases reflected on JLG and its
Subsidiaries consolidated financial statements does not exceed One Hundred Million Dollars ($100,000,000) at any time; provided, however, that a lease shall not be included in such amount if it is sold to an unaffiliated third party, except to the extent of any recourse liabilities related to such sale required in accordance with GAAP to be reflected on JLG and its Subsidiaries' Consolidated financial statements.

                  g. The restrictions of this Section 10.6 shall not extend to the shares of stock of Gradall acquired pursuant to the Tender Offer to the extent that such application would result in a violation of Regulation U of the Board of Governors of the Federal Reserve System.

         G. Limitations on Stock Transactions. (i) Purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock other than, in the absence of a Default or Event of Default, the purchase of up to one percent (1%) of its outstanding shares on an annual basis; (ii) make any distribution of cash, property or assets among the holders of shares of its capital stock other than, in the absence of a Default or Event of Default, the payment of regular dividends in accordance with reasonable business practice in the good faith judgment of the board of directors of a Borrower; or (iii) make any change in its capital structure, other than: (a) an increase in the number of authorized shares of common stock and the corresponding issuance of such authorized shares of common stock or (b) the implementation of a customary form of shareholder rights plan.

         H. Limitations on Exchange and Issuance of Capital Stock. Issue, sell or otherwise dispose of any class or series of capital stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Debt or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

         I. Certain Accounting Changes. Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as permitted by GAAP, subject to Section 1.3(b) hereof.

         J. Amendments; Payments and Prepayments of Subordinated Debt. (i)Cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including without limitation by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Subordinated Debt or (ii) amend or agree to any amendment to or waiver under the Merger Agreement.

         K. Restrictive Agreements. Enter into any Debt which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles VIII, IX and X hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt.

         L. Use of Proceeds. Engage as its principal business in the extension of credit to purchase or carry margin securities within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

XI.                           DEFAULT AND REMEDIES

         A. Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

                  a. Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrowers shall default in any payment of principal of any Loan, Note or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

                  b. Other Payment Default. The Borrowers shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of (i) interest on any Loan, Note or Reimbursement Obligation and such default shall remain uncured for a period of three (3) Business Days after the scheduled date of payment of such interest or (ii) any other Obligation (including without limitation any fees due to Administrative Agent or Lenders hereunder) and such default shall remain uncured for a period of three (3) Business Days following notice by the Administrative Agent.

                  c. Misrepresentation. Any representation or warranty made or deemed to be made in accordance with the terms hereof by any Borrower or any Subsidiary under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

                  d. Default in Performance of Certain Covenants. Any Borrower shall default in the performance or observance of any covenant or agreement contained in: (i) Sections 7.1, 7.2 or 7.5(e) of this Agreement, and such default shall remain uncured for a period of five (5) Business Days following the due date of each delivery thereunder, or (ii) Articles IX or X of this Agreement.

                  e. Default in Performance of Other Covenants and Conditions. Any Borrower or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 11.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrowers by the Administrative Agent.

                  f. Hedging Agreement. Any termination payment shall be due by the Borrowers under any Hedging Agreement and such amount is not paid within thirty (30) Business Days of the due date thereof.

                  g. Debt Cross-Default. Any Borrower or any Subsidiary shall
(i) default in the payment of any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $10,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $10,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

                  h. Other Cross-Defaults. Any Borrower or any Subsidiary shall default in the payment when due, or in the performance or observance, of any material obligation or condition of any Material Contract unless, but only as long as, the existence of any such default is being contested by such Borrower or Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of such Borrower or Subsidiary to the extent required by GAAP; and provided that such default shall remain uncured for a period of thirty (30) days following notice by the Administrative Agent.

                  i. Change in Control. (i) Any person or group of persons (within the meaning of Section 13(d) of the 1934 Act), shall obtain ownership or control in one or more series of transactions of more than twenty percent (20%) of the common stock or twenty percent (20%) of the voting power of JLG entitled to vote in the election of members of the board of directors of JLG, or there shall have occurred under any indenture or other instrument evidencing any Debt in excess of $5,000,000 any change in control (as defined in such indenture or other evidence of Debt) obligating a Borrower to repurchase, redeem or repay all or any part of the Debt or capital stock provided for therein (any such event, a "Change in Control").

                  j. Voluntary Bankruptcy Proceeding. Any Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts,
(iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action, including without limitation by the adoption by its board of directors or other governing body of any resolution, for the purpose of authorizing any of the foregoing.

                  k. Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for such Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

                  l. Failure of Agreements. Any provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on any Borrower or Subsidiary party thereto or any such Person shall so state in writing, other than in accordance with the express terms hereof or thereof.

                  m. Termination Event. The occurrence of any of the following events: (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, such Borrower or ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $5,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event which could reasonably be expected to have a Material Adverse Effect or (iv) any Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plan makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $5,000,000.

                  n. Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $5,000,000 in any Fiscal Year shall be entered against any Borrower or any Subsidiary by any court and such judgment or order shall continue without discharge or stay for a period of thirty (30) days.

                  o. Custody and Control. If custody or control of any substantial part of the property of any Borrower or any Subsidiary shall be assumed by any governmental agency or any court of competent jurisdiction at the instance of any governmental agency; if any material license or franchise shall be suspended, revoked or otherwise terminated; if any Borrower or any Subsidiary is required by any franchising authority or by court order or administrative order to halt construction or operations under any license or franchise and such action shall continue uncorrected for ninety (90) days after such Borrower or Subsidiary has received notice thereof; or if any governmental regulatory authority or judicial body shall make any other final non-appealable determination and the effect of any of the foregoing, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                  p. Environmental Laws. If any event or condition shall occur or exist on any property owned, leased or operated by any Borrower or Subsidiary in violation of any Environmental Law and as a result of such event or condition, Borrowers and their Subsidiaries have incurred or in the reasonable opinion of the Lenders are reasonably likely to incur a liability in excess of $5,000,000 during any consecutive twelve (12) month period.

         B. Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

                  a. Acceleration; Termination of Facilities. Declare the principal of and interest on the Loans, the Notes and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all other Obligations (other than obligations owing under any Hedging Agreement), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrowers to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(j) or (k), the Credit Facility shall be automatically terminated and all Obligations (other than obligations owing under any Hedging Agreement) shall automatically become due and payable.

                  b. Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, require the Borrowers at such time to deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers.

                  c. Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrowers' Obligations.

         C. Rights and Remedies Cumulative; Non-Waiver, etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrowers, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

XII.                        THE ADMINISTRATIVE AGENT

         A. Appointment. Each of the Lenders hereby irrevocably designates and appoints First Union as Administrative Agent of such Lender under this Agreement and the other Loan Documents for the term hereof, and each such Lender irrevocably authorizes First Union, as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent. Any reference to the Administrative Agent in this Article XII shall be deemed to refer to the Administrative Agent solely in its capacity as Administrative Agent and not in its capacity as a Lender.

         B. Delegation of Duties. The Administrative Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact (other than the Administrative Agent's employees) selected by the Administrative Agent with reasonable care.

         C. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrowers or any of their Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrowers or any of their Subsidiaries to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrowers or any of their Subsidiaries.

         D. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 13.10 hereof. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

         E. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

         F. Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrowers or any of their Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their

Subsidiaries and made its own decision to make its Loans and issue or participate in Letters of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or by the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrowers or any of their Subsidiaries which may come into the possession of the Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

         G. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such and (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to the respective amounts of their Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's bad faith, gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder and the termination of this Agreement.

         H. The Administrative Agent in Its Individual Capacity. The Administrative Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Administrative Agent were not an Administrative Agent hereunder. With respect to any Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued by it or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

         I. Resignation of the Administrative Agent; Successor Administrative Agent. Subject to the appointment and acceptance of a successor as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor shall be a financial institution chartered under the laws of the United States of America or a state or commonwealth thereof and have minimum capital and surplus of at least $500,000,000. If no successor Administrative Agent shall have been so appointed by the Required

Lenders and shall have accepted such appointment within thirty (30) days after the Administrative Agent's giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which successor shall be a financial institution chartered under the laws of the United States of America or a state or commonwealth thereof and have minimum capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 12.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

XIII.                             MISCELLANEOUS

         A. Notices.

                  a. Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of failure to receive a confirming written notice.

                  b. Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

         If to the Borrowers:
                          JLG Industries, Inc.
                          1 JLG Drive
                          McConnellsburg, PA  17233-9533
                          Attention:  Charles H. Diller, Jr.
                                      Executive Vice President and
                                      Chief Financial Officer
                          Telephone No.: (717) 485-5161
                          Telecopy No.:  (717) 485-6462

         With copies to:
                                  Covington and Burling
                                  1201 Pennsylvania Avenue, N.W.
                                  Washington, DC  20044-7566
                                  Attention:  W. Andrew Jack, Esquire
                                  Telephone No.:  (202) 662-5232
                                  Telecopy No.:   (202) 662-6291

         If to First Union as
          Administrative Agent:   First Union National Bank
                                  One First Union Center, TW-10
                                  301 South College Street
                                  Charlotte, NC 28288-0608
                                  Attention:  Syndication Agency Services
                                  Telephone No.: (704) 374-2698
                                  Telecopy No.:  (704) 383-0288

         With copies to:          First Union National Bank
                                  One South Penn Square
                                  Philadelphia, PA  19107
                                  Attention:  Joan Anderson
                                  Telephone No.:  (215) 973-8376
                                  Telecopy No.:   (215) 786-2877
                        and
                                  Pepper Hamilton LLP
                                  3000 Two Logan Square
                                  Eighteenth and Arch Streets
                                  Philadelphia, PA  19103-2799
                                  Attention:  Lisa D. Kabnick, Esquire
                                  Telephone No.:  (215) 981-4814
                                  Telecopy No.:   (215) 981-4750

         If to any Lender:        To the Address set forth on Schedule 2 hereto

                  c. Administrative Agent's Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and Lenders, as the Administrative Agent's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit issued.

         B. Expenses; Indemnity. The Borrowers will (a) pay all reasonable out-of-pocket expenses of the Administrative Agent in connection with (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including without limitation all reasonable out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Administrative Agent and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent or the Lenders relating to this Agreement or any other Loan Document, including without limitation reasonable fees and disbursements of counsel for the Administrative Agent, (b) pay all reasonable out-of-pocket expenses of the Administrative Agent and each Lender actually incurred in connection with the administration and enforcement of any rights and remedies of the Administrative Agent and Lenders under the Credit Facility, including consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Administrative Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Agreement, any other Loan Document or the Loans or the transactions contemplated hereby, including without limitation reasonable attorney's and consultant's fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

         C. Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section
13.10 are hereby authorized by the Borrowers at any time or from time to time, without notice to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of any Borrower against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Administrative Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 11.2 and although such Obligations shall be contingent or unmatured.

         D. Governing Law. This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without reference to the conflicts or choice of law principles thereof.

         E. Consent to Jurisdiction. The Borrowers hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in Philadelphia County, Pennsylvania, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrowers hereby irrevocably consent to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in
Section 13.1. Nothing in this Section 13.5 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrowers or their properties in the courts of any other jurisdictions.

         F. Waiver of Jury Trial.

                  a. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTES OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY LENDER OR ADMINISTRATIVE AGENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH LENDER'S ENTERING INTO THIS AGREEMENT.

                  b. Preservation of Certain Remedies. The parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale,
(ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment.

         G. Reversal of Payments. To the extent a Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

         H. Injunctive Relief; Punitive Damages.

                  a. Each Borrower recognizes that, in the event such Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, each Borrower agrees that the Lenders, at the Lender's option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

                  b. The Administrative Agent, Lenders and Borrowers (on behalf of themselves and their Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any dispute, whether such dispute is resolved through arbitration or judicially.

         I. Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by any Borrower or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Administrative Agent to the contrary agreed to by a Borrower, be performed in accordance with GAAP.

         J. Successors and Assigns; Participations.

                  a. Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and the Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Borrowers shall not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Lender.

                  b. Assignment by Lenders. Each Lender may, with the consent of the Borrowers (so long as no Default or Event of Default has occurred and is continuing) and the consent of the Administrative Agent, which consents shall not be unreasonably withheld, assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Extensions of Credit at the time owing to it and the Notes held by it); provided that:

                           (1) each such assignment shall be of a constant, and
not a varying, percentage of all the assigning Lender s rights and obligations under this Agreement;

                           (2) if less than all of the assigning Lender's
Commitment is to be assigned, the Commitment so assigned shall not be less than $5,000,000.

                           (3) the parties to each such assignment shall execute
and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit H attached hereto (an Assignment and Acceptance ), together with any Note or Notes subject to such assignment;

                           (4) such assignment shall not, without the consent of
the Borrowers, require the Borrowers to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Loans or the Notes under the blue sky laws of any state; and

                           (5) the assigning Lender shall pay to the
Administrative Agent an assignment fee of $3,000 upon the execution by such Lender of the Assignment and Acceptance; provided that no such fee shall be payable (i) upon any assignment by a Lender to an Affiliate thereof and (ii) with respect to any assignment made prior to June 24, 1999.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

                  c. Rights and Duties Upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

                  d. Register. The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Extensions of Credit with respect to each Lender from time to time (the Register ). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or Lenders at any reasonable time and from time to time upon reasonable prior notice.

                  e. Issuance of New Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such assignment and the written consent to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit H:

                           (1) accept such Assignment and Acceptance;

                           (2) record the information contained therein in the
Register;

                           (3) give prompt notice thereof to the Lenders and the
Borrowers; and

                           (4) promptly deliver a copy of such Assignment and
Acceptance to the Borrowers.

Within five (5) Business Days after receipt of notice, the Borrowers shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such Eligible Assignee in amounts equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. Each surrendered Note or Notes shall be canceled and returned to the Borrowers.

         K. Participations. Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Extensions of Credit and the Notes held by it); provided that:

                  a. each such participation shall be in an amount not less than $5,000,000;

                  b. such Lender's obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

                  c. such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

                  d. such Lender shall remain the holder of the Notes held by it for all purposes of this Agreement;

                  e. the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement;

                  f. such Lender shall not permit such participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan or Reimbursement Obligation, extend the term or increase the amount of the Commitment, reduce the amount of any fees to which such participant is entitled, and extend any scheduled payment date for principal of any Loan; and

                  g. any such disposition shall not, without the consent of the Borrowers, require the Borrowers to file a registration statement with the Securities and Exchange Commission to apply to qualify the Loans or the Notes under the blue sky law of any state.

         L. Disclosure of Information; Confidentiality. The Administrative
Agent and the Lenders shall hold all non-public information with respect to the Borrowers obtained pursuant to the Loan Documents in accordance with their customary procedures for handling confidential information; provided, that the Administrative Agent may disclose information relating to this Agreement to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications and provided further, that the Administrative Agent and Lenders may disclose any such information to the extent such disclosure is required by law. Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 13.10, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided, that prior to any such disclosure, each such assignee, proposed assignee, participant or proposed participant shall agree with the Borrowers or such Lender to preserve the confidentiality of any confidential information relating to the Borrowers received from such Lender.

         M. Certain Pledges or Assignments. Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with Applicable Law. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents (other than any Hedging Agreement, the terms and conditions of which may be amended, modified or waived by the parties thereto in accordance with the provisions thereof) may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrowers; provided, that no amendment, waiver or consent shall (a) increase the amount or extend the time of the obligation of the Lenders to make Loans or issue or participate in Letters of Credit (including without limitation pursuant to Section 2.7), (b) extend the originally scheduled time or times of payment of the principal of any

Loan or Reimbursement Obligation or the time or times of payment of interest on any Loan or Reimbursement Obligation, (c) reduce the rate of interest or fees payable on any Loan or Reimbursement Obligation, (d) reduce the principal amount of any Loan or Reimbursement Obligation, (e) permit any subordination of the principal or interest on any Loan or Reimbursement Obligation, (f) permit any assignment (other than as specifically permitted or contemplated in this Agreement) of any Borrower's rights and obligations hereunder or (g) amend the provisions of this Section 13.13 or the definition of Required Lenders, without the prior written consent of each Lender. In addition, no amendment, waiver or consent to the provisions of (a) Article XII shall be made without the written consent of the Administrative Agent and (b) Article III without the written consent of the Issuing Lender.

                  The Borrowers' obligations under this Agreement and each of the Loan Documents shall be performed by the Borrowers at their sole cost and expense.

                  All authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Credit Facility has not been terminated.

                  Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders with respect to acts or omissions prior to such termination against claims made after such termination as well as before.

                  Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

                  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

                  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

         N. Credit Agreement Controls. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.

         O. Covenants Independent. The Borrowers expressly acknowledge and agree that each covenant contained in Articles VIII, IX, or X hereof shall be given independent effect. Accordingly, the Borrowers shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII, IX, or X if, before or after giving effect to such transaction or act, the Borrowers shall or would be in breach of any other covenant contained in Articles VIII, IX, or X.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

Attest:                            JLG INDUSTRIES, INC., as a Borrower

By:  ____________________          By:______________________________
     Name:                         Name:
     Title:                        Title:


Attest:                            FULTON INTERNATIONAL, INC., as a Borrower

By:  ____________________          By:______________________________
     Name:                         Name:
     Title:                        Title:


Attest:                            JLG EQUIPMENT SERVICES, INC., as a Borrower

By:  ____________________          By:______________________________
     Name:                         Name:
     Title:                        Title:


Attest:                            JLG MANUFACTURING, LLC

By:  ____________________          By:   JLG INDUSTRIES, INC., Authorized Member
     Name:
     Title:                              By:      _______________________
                                                  Name:
                                                  Title:


Attest:                            JLG ACQUISITION CORP.

By:  ____________________          By:______________________________
     Name:                         Name:
     Title:                        Title:

                             [EXECUTIONS CONTINUED]

Attest:                                 GRADALL INDUSTRIES, INC., as a Borrower


By:  ____________________               By:______________________________
     Name:                              Name:
     Title:                             Title:


Attest:                                 THE GRADALL COMPANY, as a Borrower


By:  ____________________               By:______________________________
     Name:                              Name:
     Title:                             Title:


Attest:                                 THE GRADALL ORRVILLE COMPANY, as a
                                        Borrower


By:  ____________________               By:______________________________
     Name:                              Name:
     Title:                             Title:

                             [EXECUTIONS CONTINUED]

                                     FIRST UNION NATIONAL BANK,
                                     as Administrative Agent and Lender


                                     By:______________________________
                                     Name:
                                     Title:

                                     THE CHASE MANHATTAN BANK, as Lender


                                     By:______________________________
                                     Name:
                                     Title:

                                     BANK ONE, MICHIGAN, as Lender


                                     By:______________________________
                                     Name:
                                     Title:


                                     MELLON BANK, N.A., as a Lender


                                     By:______________________________
                                     Name:
                                     Title:

                                   Schedule 2
                            (Lenders and Commitments)


                      LENDER                                  COMMITMENT                          COMMITMENT
                                                              PERCENTAGE
First Union National Bank
One First Union Center, TW-10
301 South College Street                                          58%                            $145,000,000
Charlotte, NC  28288-0608                                                                  (Swingline Commitment is
Attention:  Syndication Agency Services                                                          $20,000,000)
Telephone No.:  (704) 374-2698
Telecopy No.:  (704) 383-0288

The Chase Manhattan Bank                                          16%                             $40,000,000
2 Court Street
Binghamton, NY  14901
Attention:  Michael W. Brunner
            Vice President
Telephone No.:  (607) 772-2375
Telecopy No.:  (607) 772-9341

Bank One, Michigan                                                16%                             $40,000,000
MI 1-8074
611 Woodward Avenue
Detroit, MI  48226
Attention:  Philip R. Medsger
            Asst. Vice President
Telephone No.:  (313) 225-2406
Telecopy No.:  (313) 225-1671


Mellon Bank, N.A.                                                 10%                             $25,000,000
10 S. Market Street
Harrisburg, PA  17101
Attention: Joseph Butto
Telephone No.: (717) 777-3357
Telecopy No.: (717) 777-3363

                                CREDIT AGREEMENT

                               dated June 18, 1999

                                  by and among

                    JLG Industries, Inc. and its Subsidiaries
                          listed on Schedule 1 hereto,

                                  as Borrowers,

                    the Lenders listed on Schedule 2 hereto,

                           FIRST UNION NATIONAL BANK,
                            as Administrative Agent,

                               BANK ONE, MICHIGAN,
                              as Syndication Agent

                                       and

                            THE CHASE MANHATTAN BANK,
                             as Documentation Agent

                                TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----

ARTICLE I - DEFINITIONS...........................................................................................1
                  Section 1.1. Definitions........................................................................1
                  Section 1.2. General...........................................................................14
                  Section 1.3. Other Definitions and Provisions..................................................14

ARTICLE II - REVOLVING CREDIT FACILITY...........................................................................15
                  Section 2.1. Revolving Credit Loans............................................................15
                  Section 2.2. Swingline Loans...................................................................15
                  Section 2.3. Procedure for Advances of Revolving Credit and Swingline
                               Loans.............................................................................16
                  Section 2.4. Repayment of Loans................................................................18
                  Section 2.5. Notes.............................................................................19
                  Section 2.6. Permanent Reduction of the Aggregate Commitment...................................19
                  Section 2.7. Termination of Credit Facility....................................................20
                  Section 2.8. Use of Proceeds...................................................................20

ARTICLE III - LETTER OF CREDIT FACILITY..........................................................................20
                  Section 3.1. L/C Commitment....................................................................20
                  Section 3.2. Procedure for Issuance of Letters of Credit.......................................20
                  Section 3.3. Commissions and Other Charges.....................................................21
                  Section 3.4. L/C Participations................................................................21
                  Section 3.5. Reimbursement Obligation of the Borrowers.........................................22
                  Section 3.6. Obligations Absolute..............................................................23
                  Section 3.7. Effect of Application.............................................................23

ARTICLE IV - GENERAL LOAN PROVISIONS.............................................................................23
                  Section 4.1. Interest..........................................................................23
                  Section 4.2. Notice and Manner of Conversion or Continuation of Loans..........................25
                  Section 4.3. Fees..............................................................................26
                  Section 4.4. Manner of Payment.................................................................27
                  Section 4.5. Credit of Payments and Proceeds...................................................27
                  Section 4.6. Adjustments.......................................................................28
                  Section 4.7. Nature of Obligations of Lenders Regarding Extensions of Credit;
                               Assumption by the Administrative Agent............................................28
                  Section 4.8. Changed Circumstances.............................................................29
                  Section 4.9. Indemnity.........................................................................31
                  Section 4.10.Capital Requirements..............................................................31
                  Section 4.11.Taxes.............................................................................31

                                                                                                               Page
                                                                                                               ----

ARTICLE V - CLOSING; CONDITIONS OF CLOSING AND BORROWING.........................................................33
                  Section 5.1. Closing...........................................................................33
                  Section 5.2. Conditions to Closing and Initial Extensions of Credit............................33

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF THE BORROWERS.....................................................37
                  Section 6.1. Representations and Warranties....................................................37

ARTICLE VII - FINANCIAL INFORMATION AND NOTICES..................................................................47
                  Section 7.1. Financial Statements..............................................................47
                  Section 7.2. Officer's Compliance Certificate..................................................48
                  Section 7.3. Accountants' Certificate..........................................................48
                  Section 7.4. Other Reports.....................................................................48
                  Section 7.5. Notice of Litigation and Other Matters............................................49
                  Section 7.6. Accuracy of Information...........................................................50

ARTICLE VIII  - AFFIRMATIVE COVENANTS............................................................................50
                  Section 8.1. Preservation of Corporate Existence and Related Matters...........................50
                  Section 8.2. Maintenance of Property...........................................................50
                  Section 8.3. Insurance.........................................................................50
                  Section 8.4. Accounting Methods and Financial Records..........................................51
                  Section 8.5. Payment and Performance of Obligations............................................51
                  Section 8.6. Compliance With Laws and Approvals................................................51
                  Section 8.7. Environmental Laws................................................................51
                  Section 8.8. Compliance with ERISA.............................................................52
                  Section 8.9. Compliance With Agreements........................................................52
                  Section 8.10.Conduct of Business...............................................................52
                  Section 8.11.Visits and Inspections............................................................52
                  Section 8.12.Additional Subsidiaries...........................................................53
                  Section 8.13.Deposit Account...................................................................53
                  Section 8.14.Transactions Among Affiliates.....................................................53
                  Section 8.15.Year 2000 Compliance..............................................................53
                  Section 8.16.Costs and Expenses................................................................53
                  Section 8.17.Further Assurances................................................................53
                  Section 8.18.Merger............................................................................54

ARTICLE IX - FINANCIAL COVENANTS.................................................................................54
                  Section 9.1. Leverage Ratio....................................................................54
                  Section 9.2. Interest Coverage Ratio...........................................................54
                  Section 9.3. Minimum Net Worth.................................................................54

                                                                                                               Page
                                                                                                               ----

ARTICLE X - NEGATIVE COVENANTS...................................................................................54
                  Section 10.1. Limitations on Debt..............................................................54
                  Section 10.2. Limitations on Guaranty Obligations..............................................55
                  Section 10.3. Limitations on Liens.............................................................56
                  Section 10.4. Limitations on Loans, Advances, Investments and
                                Acquisitions.....................................................................56
                  Section 10.5. Limitations on Mergers and Liquidation...........................................58
                  Section 10.6. Limitations on Sale of Assets....................................................58
                  Section 10.7. Limitations on Stock Transactions................................................59
                  Section 10.8. Limitations on Exchange and Issuance of Capital Stock............................59
                  Section 10.9. Certain Accounting Changes.......................................................60
                  Section 10.10.Amendments; Payments and Prepayments of Subordinated
                                Debt.............................................................................60
                  Section 10.11.Restrictive Agreements...........................................................60
                  Section 10.12.Use of Proceeds..................................................................60

ARTICLE XI - DEFAULT AND REMEDIES................................................................................60
                  Section 11.1. Events of Default................................................................60
                  Section 11.2. Remedies.........................................................................63
                  Section 11.3. Rights and Remedies Cumulative; Non-Waiver, etc..................................64

ARTICLE XII - THE ADMINISTRATIVE AGENT...........................................................................64
                  Section 12.1. Appointment......................................................................64
                  Section 12.2. Delegation of Duties.............................................................65
                  Section 12.3. Exculpatory Provisions...........................................................65
                  Section 12.4. Reliance by the Administrative Agent.............................................65
                  Section 12.5. Notice of Default................................................................66
                  Section 12.6. Non-Reliance on the Administrative Agent and Other
                                Lenders..........................................................................66
                  Section 12.7. Indemnification..................................................................67
                  Section 12.8. The Administrative Agent in Its Individual Capacity..............................67
                  Section 12.9. Resignation of the Administrative Agent; Successor
                                Administrative Agent.............................................................67

ARTICLE XIII - MISCELLANEOUS.....................................................................................68
                  Section 13.1. Notices..........................................................................68
                  Section 13.2. Expenses; Indemnity..............................................................69
                  Section 13.3. Set-off..........................................................................70
                  Section 13.4. Governing Law....................................................................70
                  Section 13.5. Consent to Jurisdiction..........................................................70
                  Section 13.6. Waiver of Jury Trial.............................................................71
                  Section 13.7. Reversal of Payments.............................................................71

                                                                                                               Page
                                                                                                               ----

                  Section 13.8. Injunctive Relief; Punitive Damages..............................................72
                  Section 13.9. Accounting Matters...............................................................72
                  Section 13.10.Successors and Assigns; Participations...........................................72
                  Section 13.11.Participations...................................................................74
                  Section 13.12.Disclosure of Information; Confidentiality.......................................75
                  Section 13.13.Certain Pledges or Assignments...................................................75
                  Section 13.14.Credit Agreement Controls........................................................77
                  Section 13.15.Covenants Independent............................................................77

EXHIBITS
--------

Exhibit A-1 -     Form of Revolving Credit Note
Exhibit A-2 -     Form of Swingline Note
Exhibit B   -     Form of Notice of Borrowing
Exhibit C   -     Form of Notice of Account Designation
Exhibit D   -     Form of Notice of Prepayment
Exhibit E   -     Form of Notice of Conversion/Continuation
Exhibit F   -     Form of Officer's Certificate
Exhibit G   -     Form of Joinder Agreement
Exhibit H   -     Form of Assignment and Acceptance

SCHEDULES

Schedule 1            -    Borrowers
Schedule 2            -    Lenders and Commitments
Schedule 6.1(a)       -    Jurisdictions of Organization and Qualification
Schedule 6.1(b)       -    Subsidiaries and Capitalization
Schedule 6.1(i)       -    ERISA Plans
Schedule 6.1(i)(ii)   -    Multiemployer Plans
Schedule 6.1(i)(vii)  -    Benefits under Pension Plans
Schedule 6.1(i)(ix)   -    Unfunded Liabilities
Schedule 6.1(l)       -    Material Contracts
Schedule 6.1(m)       -    Labor and Collective Bargaining Agreements
Schedule 6.1(t)       -    Debt and Guaranty Obligations
Schedule 6.1(u)       -    Litigation
Schedule 10.3         -    Existing Liens
Schedule 10.4         -    Existing Loans, Advances and Investments